Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

BIG VILLAGE INSIGHTS, INC.,

BIG VILLAGE AGENCY LLC,

BIG VILLAGE GROUP, INC.,

DEEP FOCUS, INC.,

EMX DIGITAL INC.

BALIHOO, INC., AND

BIG VILLAGE MEDIA LLC

(as Sellers) and

BRIGHT MOUNTAIN MEDIA, INC.

(OR ITS DESIGNEE)

(as Buyer)

dated as of

April 3, 2023

i

ii

Exhibits

Exhibit A – Form of Assumption and Assignment Agreement

Exhibit B – Form of Sale Order

Exhibit C – Intellectual Property Assignment Agreements

C-1:	Trademark Assignment Agreement
C-2:	Copyright Assignment Agreement
C-3:	Domain Name Assignment Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated April 3, 2023 (the “Effective Date”) entered into among Big Village Insights, Inc., a Delaware corporation f/k/a Engine International, Inc. (“Insights”), Big Village Agency LLC, a Delaware limited liability company f/k/a Engine USA LLC (“Agency”), Big Village Group Inc., a Delaware corporation f/k/a Engine Group Inc. (“Group”), Deep Focus, Inc., a New York corporation (“Focus”), EMX Digital Inc., a Delaware corporation (“EMX Digital”), Balihoo, Inc., a Delaware corporation (“Balihoo”), and Big Village Media LLC, a Delaware limited liability company f/k/a Engine Media LLC (“Media” and collectively with Insights, Agency, Focus, EMX Digital, Balihoo, and Group, the “Sellers”), and Bright Mountain Media, Inc., a Florida corporation or its designee (“Buyer”).

RECITALS

WHEREAS, Sellers are engaged primarily in an advertising and marketing, technology, and data business comprised of the Insights Business (as defined below) and the Agency Business (as defined below) (the “Business”);

WHEREAS, on February 8, 2023 (the “Petition Date”), Sellers (i) commenced administratively consolidated cases (collectively, the “Bankruptcy Cases”) jointly administered under the case captioned In re Big Village Holding LLC, et al. and numbered 23-10174 (CTG) under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (ii) continue in the possession of their respective assets and management of their respective businesses under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Sellers, subject to the receipt of any higher or better offer received by Sellers for the Acquired Assets (as hereinafter defined) in accordance with the Bidding Procedures and Bidding Procedures Order, desire to sell the Acquired Assets to Buyer pursuant to the terms and conditions of this Agreement and Buyer desires to so purchase and acquire the Acquired Assets from Sellers in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

WHEREAS Buyer was identified as the Winning Bidder at the Auction for the Insights Business (as defined below) and the Agency Business; and

WHEREAS Instigator, Inc. was identified as the Winning Bidder at the Auction for the Balihoo Business and Did-It.com, LLC was identified as the Back-up Bidder at the Auction for the Balihoo Business (each of Instigator, Inc. and Did-It.com, LLC, as the context requires, is the “Balihoo Purchaser”).

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the meaning specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 4.13(b).

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“Accounts Payable” has the meaning set forth in Section 4.13(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Acquired Assets” has the meaning set forth in Section 2.01.

“Advanced Billings From Customers” means deferred revenue Liabilities (or similar Liabilities) for amounts paid to Sellers under an Assigned Contract for which applicable services have not been performed by Sellers. The amount of the Advance Billings From Customers as of the Effective Date are as set forth on Section 6.08(u) of the Disclosure Schedule.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Business” means the brand strategy development and execution services business (including research & insights, creative, content development & marketing, data acquisition & audience development, media planning & buying) conducted by Sellers in the United States of America.

“Agreement” has the meaning set forth in the preamble of this Agreement. “Allocation” has the meaning set forth in Section 2.10.

“Alternative Transaction” means a transaction or series of related transactions (which could include a Chapter 11 Plan) involving: (i) debt or equity financing, refinancing, conversion, or exchange of debt or equity securities of any of the Sellers, (ii) sale, lease, exclusive license, transfer, liquidation, or disposition of the Business or all or substantial and material portion of the Acquired Assets or any group of assets that includes all or a substantial and material portion of the Acquired Assets, including any public offering, joint venture, recapitalization, merger business combination, or reorganization of or involving any Seller or all or a material part of the Acquired Assets, or (iii) a plan of reorganization or liquidation with respect to the Business or all or a substantial and material portion of the Acquired Assets, from a Person other than Buyer or any Affiliate of Buyer (or a group or joint venture that includes Buyer or any Affiliate of Buyer), other than (x) the sale of goods or services of the Business conducted in the Ordinary Course, or (y) any debtor-in-possession financing to fund the administration of the Bankruptcy Case.

“Assigned Contracts” means all written Contracts and other agreements listed on Section 2.01(f) of the Disclosure Schedule.

“Assumption and Assignment Agreement” means one or more assumption and assignment agreements duly executed by Sellers and Buyer effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities in form substantially similar to Exhibit A.

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“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Auction” means an auction conducted by Sellers in accordance with the Bidding Procedures.

“Avoidance Actions” means any and all claims and causes of action of any Seller, arising under the Bankruptcy Code or similar state law claims, including under chapter 5 of the Bankruptcy Code.

“Balihoo Business” means location-based marketing business operating on the Balihoo platform conducted by Sellers in the United States of America.

“Balihoo Purchaser” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Cases” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended.

“Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.

“Benefit Plans” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is or has been maintained, sponsored, makes available, participates in, contributed to, or required to be contributed to by any of the Sellers for the benefit of any current or former employee, officer, director, retiree, or independent contractor of Sellers or any spouse or dependent of such individual, or for which the Sellers have or could have any Liability.

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order for purposes of seeking bids for the purchase of Sellers’ assets at the Auction, including, but not limited to, the Acquired Assets.

“Bidding Procedures Order” means the Order of the Bankruptcy Court entered on March 13, 2023 [ECF No. 129] in the Bankruptcy Cases.

“Bill of Sale” means a bill of sale duly executed by Sellers, transferring to Buyer the Tangible Personal Property included in the Acquired Assets.

“Books and Records” has the meaning set forth in Section 2.0 1(d). “Business” has the meaning set forth in the recitals of this Agreement.

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“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble of this Agreement. “Buyer Closing Certificate” has the meaning set forth in Section 7.03(e). “Buyer Default Termination” has the meaning set forth in Section 9.02(b). “BV Australia” means Big Village Australia Pty Ltd.

“BV Australia Equity Interests” means (a) the capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in BV Australia, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Closing” and “Closing Date” have the meanings set forth in Section 3.01.

“Closing Cash Consideration” means $19,874,000.00.

“Closing Payment” means an amount equal to (i) the Closing Cash Consideration, minus (ii) the Deposit.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and the rules and regulations issued thereunder and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 6.01.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, including as they relate to Intellectual Property.

“Cure Claims” has the meaning set forth in Section 2.05(d).

“Default” means (a) a violation, breach, or default, (b) the occurrence of an event that, with the passage of time, the giving of notice or both, would constitute a violation, breach, or default, or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of damages, specific performance, termination, cancellation, renegotiation, or acceleration (including the acceleration of payment).

“Deposit” has the meaning set forth in Section 2.05(c).

“Disclosure Schedule” means the Disclosure Schedule delivered by Sellers concurrently with the execution and delivery of this Agreement.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

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“EMX Business” means the end-to-end programmatic technology business focused on the planning, buying, and measurement of CTV and omnichannel media conducted by EMX Digital.

“Encumbrance” means any charge, claim (as defined in Section 101(5) of the Bankruptcy Code), pledge, condition, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, transfer restriction or other similar encumbrance.

“End Date” has the meaning set forth in Section 9.01(k).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is treated as a single employer with the Sellers for purposes of Section 414 of the Code or Sections 4001 (a)(14) or 4001(b) of ERISA.

“Escrow” has the meaning set forth in Section 2.05(b).

“Escrow Holder” has the meaning set forth in Section 2.05(b).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Order” shall mean an order or judgment, the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for reargument has been taken or been made and is pending for argument.

“Financial Statements” has the meaning set forth in Section 4.13(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Intellectual Property” means any and all worldwide rights in and to all intellectual property rights or assets (whether arising under statutory or common law, contract or otherwise), which include all of the following items: (i) inventions, discoveries, processes, designs, tools, molds, techniques, developments and related improvements whether or not patentable; (ii) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions, any provisional applications and patent disclosures, inventions and improvements thereto (in each case, whether or not patentable or reduced to practice), or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (iii) trademarks (whether registered, unregistered or pending) and other similar indicia of source or origin, historical trademark files, trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including IP Addresses, IPv4 addresses and AS numbers), uniform resource locators, social media accounts and handles, including all login and password information, social media identifiers, corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications, registrations, renewals and common law rights in connection with the foregoing, and all advertising and marketing collateral including any of the foregoing; (iv) work specifications, tech specifications, databases and artwork; (v) technical scientific and other know-how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, formulas, designs, compilations of information, stored data (including data or files that exist on any computer or other electronic storage device), design rights, patterns, assembly procedures, and specifications; (vi) drawings, prototypes, molds, models, tech packs, artwork, archival materials and advertising materials, copy, commercials, images, artwork and samples; (vii) rights of publicity and privacy; (viii) rights associated with registered and unregistered works of authorship including copyrights, content of any web pages, including those associated with any assigned domain names, moral rights, design rights, rights in databases, copyright applications, copyright registrations (including group serial registrations) and renewals, rights existing under any copyright laws, and rights to prepare derivative works; (ix) work for hire; (x) all tangible embodiments of, and all intangible rights in, the foregoing, (xi) all goodwill related to the foregoing; (xii) the right to sue for infringement and other remedies against infringement of any of the foregoing; (xiii) rights to protection of interests in the foregoing under the laws of all jurisdictions; and (xiv) all other proprietary rights contributed to, or conceived or created by, Sellers or any Seller Employees (whether alone or jointly with others) at any time prior to Closing Date that relate to the business or to the actual or anticipated research or development of Sellers.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property to which any Seller is a party, a beneficiary, or is otherwise bound, including all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, service agreements, permissions and other Contracts relating to the Intellectual Property Assets, the IT Assets, or Licensed Software.

“Intellectual Property Assets” has the meaning set forth in Section 2.01(a).

“Intellectual Property Assignment Agreements” means one or more trademark assignments, copyright assignments, and domain name assignments duly executed by Sellers to transfer all right, title, and interest in such Intellectual Property Assets to Buyer, the form of which the Buyer and Sellers have annexed to this Agreement as Exhibits C-1, C-2 and C-3.

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“Intellectual Property Registrations” means, as to any Intellectual Property Assets, any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Insights Business” means market analysis, research, and data services business conducted by Sellers in the United States of America.

“IT Assets” means Owned Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment, systems, platforms, or infrastructure (whether or not locally hosted or cloud-based) and all associated documentation, in each case, used or held for use in the operation of the Business.

“IT Systems” has the meaning set forth in Section 4.08(c).

“Knowledge of Buyer” or any other similar knowledge qualification, means the actual knowledge of Matthew Drinkwater.

“Knowledge of Sellers” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of the following officers of Sellers: Kasha Cacy, Stacy Lee, Don Simons, Rich Catrone, Jon Harding, Katie Martin, Steve Scutellaro, and Paul Caine.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Software” has the meaning set forth in Section 4.06(e).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and diminution in value; provided, however, that “Losses” will not include, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party, punitive damages, exemplary or special damages, lost profits, lost expectations, consequential damages that were not reasonably foreseeable as a result of the applicable claim giving rise to such damages (other than, for the avoidance of doubt, any loss or damage calculated based on a multiplier, or other enhancing measure, of actual damages), or any loss or damage that is calculated based on a multiple, or other enhancing measurement, of actual damages.

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“Material Adverse Change” means any event, occurrence, state of facts or development, condition or change that, individually or in the aggregate, (i) is or would reasonably be expected to be material and adverse to the assets, business, condition (financial or otherwise) or results of operations of the Acquired Assets or the Business or (ii) has prevented, materially delayed, or materially impaired, or would be reasonably likely to prevent, materially delay or materially impair, the ability of the Sellers to consummate the transactions contemplated by this Agreement or any other Transaction Document or to perform their respective obligations under this Agreement or any other Transaction Document; provided, however, that none of the following events, effects, occurrences, developments, state of circumstances, changes, facts or conditions shall be deemed, either alone or in combination, to constitute a Material Adverse Change, or to be taken into account in determining whether there has been or will be a Material Adverse Change: (a) changes or effects in business, economic, social, political, Tax, regulatory or legal conditions or financial markets generally or within the United States; (b) changes in GAAP, (c) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification or reduction or cessation of any war (whether or not declared), sabotage, armed hostilities or acts of terrorism, (d) earthquakes, hurricanes or other natural disasters, (e) any epidemics, pandemics, disease outbreaks, or other public health emergencies, including the COVID-19 pandemic, (f) changes or effects that relate to any failure by the Sellers to meet internal projections or forecasts for any period (including with respect to the Acquired Assets or the Business), (g) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement or performance of this Agreement, (h) actions or omissions taken or not taken by or on behalf of the Sellers in compliance with the Bankruptcy Code or an order from the Bankruptcy Court, (i) the fact that the Sellers will be operating as a debtor in possession under the Bankruptcy Code, (j) changes in applicable Laws after the date of this Agreement, or (k) any actions taken by the Sellers as expressly required by this Agreement or with Buyer’s prior written consent; provided, that with respect to the preceding clauses (a) - (d) and (j), such changes may be taken into account only to the extent they have a disproportionate impact on the Business, the Acquired Assets, the Assumed Liabilities and the Sellers relative to other companies operating in the same industry.

“Material Customer” has the meaning set forth in Section 4.14(a).

“Material Supplier” has the meaning set forth in Section 4.14(b).

“NVA Receivable” means the account(s) receivable due from National Veterinary Associates, Inc., which is related to the Agency Business but historically has been recorded on the internal balance sheet of the EMX Business, to the extent such account(s) receivable have not been collected as of the Closing.

“Other Current Liabilities” means Liabilities recorded on the balance sheet of the Agency Business representing amounts paid by clients to Sellers as advances on media purchasing services for which such services have not been performed by Sellers. The amount of the Other Current Liabilities as of the Effective Date are as set forth on Section 6.08(u) of the Disclosure Schedule.

“Order” means any judgment, order, writ, decree, injunction or other determination whatsoever of any Governmental Authority or any other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

“Ordinary Course” means, with respect to the operation of the Business from and after the commencement of the Bankruptcy Cases, the usual and ordinary course of business consistent with the past practice of Sellers and their Subsidiaries in the operation of the Business prior to the Petition Date.

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“Owned Software” has the meaning set forth in Section 4.06(e).

“Permitted Encumbrances” means those Encumbrances identified on Schedule 1.01(a) of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Petition Date” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Qualified Bid” has the meaning set forth in the Sale and Bidding Procedures Motion.

“Sale and Bidding Procedures Motion” means a motion filed by Sellers with the Bankruptcy Court to seek approval of the Bidding Procedures and entry of the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court substantially in the form attached hereto as Exhibit B pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving the transactions contemplated by this Agreement; provided, that Buyer shall not be required to accept a Sale Order that does not: (i) provide for the sale, transfer and assignment of all of the Sellers’ rights, title and interest in the Acquired Assets to Buyer on the terms and conditions set forth herein, free and clear of all Claims, Excluded Liabilities, and Encumbrances (including any successor liability) to the maximum extent permitted by Law, other than Permitted Encumbrances and the Assumed Liabilities; (ii) provide for the assumption and assignment of the Assigned Contracts to Buyer; (iii) contain findings of fact and conclusions of law that the transactions contemplated by this Agreement are undertaken by Buyer and Sellers at arm’s length, without collusion and that the Buyer has acted in “good faith” within the meaning of, and entitled to the protections of, Section 3 63(m) of the Bankruptcy Code; (iv) find that notice of the Sale and Bidding Procedures Motion was good and sufficient; (v) provide that, other than the Assumed Liabilities and Permitted Encumbrances, Buyer shall not be responsible for any liability of Sellers; (vi) find the transfers of the Acquired Assets by Sellers to Buyer constitutes transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code; (vii) provide that the Sale Order is binding upon any trustee in the event of conversion of the Sellers’ chapter 11 cases to cases under chapter 7, or in the event that a chapter 11 trustee is appointed or venue is transferred; and (viii) hold that Buyer is a not a successor to the Sellers or their estates by reason of any theory of law or equity with respect to any Claims or Encumbrances against the Sellers or the Acquired Assets and to the maximum extent permitted by applicable Law permanently enjoining each and every holder of any claim for such liabilities from commencing, continuing or otherwise pursuing or enforcing any remedy, claim, cause of action or Encumbrance against Buyer or the Acquired Assets.

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“Seller 2022 Bonus Payments” means the annual bonuses payable to Seller Employees (and certain other employees of Sellers or their Affiliates providing services not related to the Business) with respect to the 2022 calendar year in the respective amounts set forth on the schedule of bonus payments Sellers made available to Buyer on April 1, 2023 through Sellers’ virtual data room managed by its investment banker, Stephens Inc.

“Seller Employee” has the meaning set forth in Section 4.09(a).

“Sellers” has the meaning set forth in the preamble of this Agreement, and “Seller” means one of the Sellers.

“Sellers Closing Certificate” has the meaning set forth in Section 7.02(e).

“Sellers Representative” has the meaning set forth in Section 11.02(a).

“Software” has the meaning set forth in Section 4.06(e).

“Straddle Period” means any period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” or “Taxes” means: (i) all federal, state, county, local, foreign, and other income, gross receipts, sales, commercial activity, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, value added, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) any Liabilities for, or in respect of the payment of, any amount of a type described in clause (i) of this definition as a result of having been a member of a consolidated, combined, affiliated, unitary, aggregate or other group for Tax purposes (including as a result of Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of federal, state, local or foreign Law)); and (iii) any Liabilities for, or in respect of the payment of, any amount described in clause (i) or (ii) of this definition as a transferee or successor, by Contract, by assumption, by operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

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“Trademarks” means all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, domain names and social media accounts, and all associated goodwill, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, all rights therein provided by multinational treaties, conventions or applicable Law, and all social media addresses and accounts.

“Transaction Documents” means this Agreement, the Bill of Sale (see Section 3 .02(a)(1)), the Assumption and Assignment Agreement (see Section 3 .02(a)(3)), the Intellectual Property Assignment Agreements (see Section 3 .02(a)(4)), and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Services Agreement” means an agreement, to be negotiated, between Buyer on one hand and the Balihoo Purchaser on the other, for the provision of certain transition-related services to be performed after the Closing Date concerning, among other things, the collection of the NVA Receivable and Buyer’s access and control over certain Balihoo Business-related social media accounts, handles, and credentials.

“Transfer Taxes” has the meaning set forth in Section 3.04.

“Treasury Regulations” means the final or temporary regulations that have been promulgated under the Code by the U.S. Department of the Treasury.

“WARN Laws” has the meaning set forth in Section 7.04.

“Winning Bidder” has the meaning set forth in the Bidding Procedures.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein and pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, at the Closing, but subject to Section 2.07, Sellers will sell, assign, transfer, convey, and deliver to Buyer (or any Person designated by Buyer), or cause one or more of their Subsidiaries to sell, assign, transfer, convey, and deliver to Buyer (or any Person designated by Buyer), and Buyer will purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to, and under the assets, rights, and properties of every nature (whether now existing or hereafter acquired and whether or not reflected on the books or financial records of Sellers) primarily used in or related to the operation or conduct of the Business (collectively, the “Acquired Assets”), including the following assets, rights and properties:

(a) all Intellectual Property that is owned by Sellers or any of their respective Affiliates, or in which Sellers or any of Sellers’ respective Affiliates have any interest or right, and used or held for use by Sellers or any of Sellers’ respective Affiliates in the Business, wherever located (the “Intellectual Property Assets”), including, but not limited to:

(1) the copyright registrations set forth in Section 2.01 (a)(1) of the Disclosure Schedule (the “Transferred Copyrights”);

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(2) the Trademarks set forth in Section 2.01(a)(2) of the Disclosure Schedule (the “Transferred Trademarks”), and goodwill associated therewith, including the historical trademark files;

(3) the internet domain name registrations, web addresses, web pages, websites and related content, and social media accounts set forth in Section 2.01 (a)(3) of the Disclosure Schedule, including, without limitation, big-village.com (the “Transferred Domain Name”);

(4) all rights of publicity and all similar rights, including all commercial merchandising rights, owned or controlled by Sellers and either (A) derived from, based upon, inherent, in or attaching to the Intellectual Property Assets or (B) used or held for use by Sellers in the conduct of the Business, in each case, to the extent permitted to be assigned by Sellers under any Contract or applicable Law;

(5) all customer data and information derived from customer purchase files and branded loyalty promotion programs and other similar information related to customer purchases, including personal information (such as name, address, telephone number, e-mail address, website, and any other database information) and customer purchase history at a transaction level (including dollar amounts, dates, and items purchased, but excluding from the foregoing any credit card numbers or related customer payment source, social security numbers, or other information prohibited by Law) relating to customers of the retail stores and ecommerce sites operated or controlled by Sellers;

(6) all Sellers’ email addresses under the Transferred Domain Name;

(7) the right to enforce and to represent to third parties that Buyer is the successor to all rights with respect to the Intellectual Property Assets;

(8) all originals and copies of all files and assignment documentation pertaining to existence, validity, availability, registrability, infringement, enforcement or ownership of any of the Intellectual Property Assets and documentation of the development, conception or reduction to practice thereof, in each case, under any Seller’s possession or control; provided that Sellers shall be entitled to retain copies thereof for legal record-keeping purposes; and

(9) all other Intellectual Property owned by Sellers, or in which Sellers have any interest or right, and used or held for use by them in the conduct of the Business.

(b) all of Sellers’ indemnities and all similar rights against third parties to the extent related to any Acquired Assets;

(c) all Accounts Receivable (including, for the avoidance of doubt, the NVA Receivable) and notes receivable of the Business (whether current or non -current), including unbilled revenue under the Assigned Contracts, and all causes of action pertaining to the collection of the foregoing;

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(d) all prepaid expenses of Sellers relating to any of the Assigned Contracts, including deposits, security deposits, merchant deposits and other prepaid expenses;

(e) as relating to the Acquired Assets and the Business, originals or copies of all books and records; books of account, ledgers, and general financial information; databases, files, ledgers, documentation, instruments, research, papers, data, sales or technical literature or similar information; financial and accounting records; customer lists; product catalogs; customer purchasing histories; quality control records and procedures; customer complaints and inquiry files; research and development files, records, and data (including all correspondence with any Governmental Authority); technical scientific and other know-how and information (including promotional material); trade secrets; confidential information, methods, processes, practices, formulas, designs, design rights, patterns, assembly procedures, and specifications; sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies, and practices); internal financial statements; marketing, advertising and promotional materials and surveys; and materials, research, and files relating to the Acquired Assets and the Assigned Contracts (“Books and Records”);

(f) all Assigned Contracts, including all rights and benefits thereunder;

(g) [reserved];

(h) the right to receive and retain mail and other communications related to the Acquired Assets;

(i) all goodwill and other intangible assets associated with the Acquired Assets (to the extent transferable), including customer and supplier lists;

(j) all IT Assets and, to the extent transferable, Licensed Software;

(k) [reserved];

(l) [reserved];

(m) to the extent not set forth above: (i) all tangible and intangible assets, all inventory, equipment, and fixed assets related to or used in operation of the Business; (ii) all internal systems and software owned by, or used pursuant to a transferable license, by Sellers related to the operation of the Business; (iii) copies of all records, customer lists, books, files, papers, ledgers, correspondence, databases, information systems, programs, materials, documents and records of each Seller relating to the Business as physically maintained or maintained on any other medium; and (iv) to the extent transferable, all permits of Sellers used in the Business; and

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(n) except as set forth in Section 2.02(a), claims, causes of action and other legal rights and remedies against other Persons (including for royalties, fees or other income, past, present or future infringement, misappropriation or violation of, any of the Acquired Assets) to the extent arising from or relating to or in connection with the Acquired Assets or the Assumed Liabilities (regardless of whether or not asserted by any Seller), all of the proceeds from the foregoing which are accrued and unpaid as of the Closing, all rights of indemnity, warranty rights, guaranties received from vendors, suppliers, or manufacturers, rights of contribution, rights to refunds (except to the extent constituting Excluded Assets), rights of reimbursement, and other rights of recovery possessed by any Seller against other Persons and the prosecution files of Sellers related thereto, in each case, to the extent related to the Acquired Assets or the Assumed Liabilities (regardless of whether such rights are currently exercisable).

 Section 2.02 Excluded Assets.

(a) All assets of Sellers that do not constitute Acquired Assets (collectively, “Excluded Assets”) shall not be acquired by Buyer and shall specifically include:

(1) all cash, including the Purchase Price, cash equivalents, bank accounts, and securities of Sellers; provided, that, to the extent that any Acquired Assets are deposited into Sellers’ bank accounts after the Closing Date, Sellers shall promptly pay to Buyer by wire transfer all collected funds constituting Acquired Assets;

(2) all Contracts other than the Assigned Contracts;

(3) any assets of Sellers used primarily in the EMX Business, including, without limitation, any contract rights of EMX Digital under any Assigned Contracts with any other Seller;

(4) the BV Australia Equity Interests and any other equity interests in any direct or indirect Subsidiary that is incorporated or organized in a jurisdiction outside the United States of America;

(5) all Benefit Plans; and

(6) the rights that accrue or will accrue to any Seller under the Transaction Documents.

(b) Buyer shall have the right, exercisable in Buyer’s sole discretion at any time prior to Closing to (1) designate any Contract that is primarily used in or related to the operation or conduct of Business but not included on Section 2.01(f) of the Disclosure Schedule as an Assigned Contract (and the parties shall update Section 2.01(f) of the Disclosure Schedule accordingly), and (2) designate any Assigned Contract set forth on Section 2.01(f) of the Disclosure Schedule as an Excluded Asset; provided, however, that (i) if Buyer exercises Buyer’s right to designate any Assigned Contract as Excluded Assets, the Purchase Price shall not be reduced (or increased) as a result of such designation; and (ii) for the avoidance of doubt, once an Assigned Contract is designated as an Excluded Asset pursuant to the foregoing, such Assigned Contract shall be no longer be deemed an Assigned Contract and shall be deemed an Excluded Asset for all purposes under this Agreement.

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Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer (or any Person designated by Buyer) shall assume and agree to pay, perform and discharge when due only the following Liabilities and obligations of Sellers arising out of or relating to the Acquired Assets on or after the Closing, which for the avoidance of doubt shall not include the Excluded Liabilities and any other Liabilities and obligations that relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by any Seller (collectively, the “Assumed Liabilities”):

(a) all Liabilities and obligations arising under or relating to the Assigned Contracts, but solely to the extent such Liabilities and obligations are to be performed on or after the Closing;

(b) the Cure Claims;

(c) the Seller 2022 Bonus Payments; and

(d) all other Liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Acquired Assets on or after the Closing.

Section 2.04 Excluded Liabilities. Buyer will not assume and will not be responsible to pay, perform or discharge any Liabilities of any Sellers or any of Sellers’ respective Affiliates of any kind or nature whatsoever, including any intercompany obligations, and except to the extent such Liabilities are Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt, the term “Excluded Liabilities” shall include (and these Liabilities and obligations shall not in any event be Assumed Liabilities):

(a) all Liabilities and obligations arising under or relating to any Contract of any Seller that is not an Assigned Contract (including, for the avoidance of doubt, Liabilities and obligations arising under any Contract concerning the lease of real property);

(b) any and all Liabilities of Sellers under an Assigned Contract arising prior to the Closing, other than the Cure Claims determined pursuant to a Final Order;

(c) any indebtedness or obligation for borrowed money of any Seller;

(d) all Liabilities arising from the Excluded Assets;

(e) all Liabilities for any and all Taxes for which the Sellers or any of their Affiliates or direct or indirect partners, shareholders or members is or may be liable, regardless of the taxable period to which such Taxes relate, and any and all Taxes relating to or imposed or payable in connection with the Business or any of the Acquired Assets to the extent attributable to (or payable in respect of) any Pre-Closing Tax Periods, in each instance regardless of whether such Taxes are assessed or determined to be due or payable on, before or after the Closing, excluding, however, any Transfer Taxes payable by Buyer pursuant to Section 3.04;

(f) all Liabilities under any Benefit Plans;

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(g) any and all Liability for: (i) costs and expenses incurred by Sellers or owed in connection with the administration of the Bankruptcy Cases (including the U.S. Trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants, and other professionals retained by Seller, and any official or unofficial creditors’ committee, the fees and expenses of the post-petition lenders or the pre-petition lenders incurred or owed in connection with the administration of the Bankruptcy Case); and (ii) all costs and expenses of Sellers incurred in connection with the negotiation, execution, and consummation of the transactions contemplated under this Agreement or the other Transaction Documents;

(h) any Liabilities with respect to negative credit balances under any accounts receivable of the Sellers;

(i) any and all Liabilities arising from or related to the operation or condition of the Acquired Assets or the Assumed Liabilities prior to the Closing or facts, actions, omissions, circumstances or conditions existing, occurring or accruing with respect to the Acquired Assets or the Assumed Liabilities prior to the Closing;

(j) Liabilities arising out of or resulting from layoffs or termination of employees by any Seller prior to Closing and/or the consummation of the transactions contemplated by this Agreement sufficient in the aggregate to, in and of themselves, require notice under the WARN Act;

(k) any Liabilities arising out of or in connection with claims, litigation and proceedings (whether instituted prior to or after Closing) for acts or omissions that occurred, or arise from events that occurred, prior to the Closing Date;

(l) any Liabilities to Stephens Inc. or any other investment banker, broker, or agent engaged by Sellers with respect to the payment of any commission or other compensation regarding the consummation of the transactions contemplated by this Agreement.

(m) any Liabilities associated with any and all indebtedness of any Seller for borrowed money not included in the Assumed Liabilities;

(n) any and all Liabilities for, relating to, or arising from unclaimed property of any Seller;

(o) any and all Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any applicable Laws concerning environmental, health or safety matters, whether known or unknown), arising out of or relating to the Sellers’ conduct, action or omission or its leasing, ownership or operation of real property on or prior to the Closing Date, no matter when raised; and

(p) any Liabilities with respect to any Encumbrances which (i) do not constitute Permitted Encumbrances or (ii) will be removed pursuant to the Sale Order.

Section 2.05 Purchase Price; Cure Amounts.

(a) The aggregate purchase price for the Acquired Assets is (i) the Closing Cash Consideration, plus (ii) the assumption of Assumed Liabilities (collectively, the “Purchase Price”).

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(b) At the Closing, Buyer shall: (i) pay to the Sellers Representative the Closing Payment by wire transfer of immediately available funds to an account designated in writing by the Sellers Representative to Buyer no later than two (2) Business Days prior to the Closing Date; and (ii) direct the Escrow Agent to disburse the Deposit to Sellers.

(c) As of the Effective Date and in accordance with the Bidding Procedures, Buyer has delivered into a segregated account (the “Escrow”), maintained by an escrow holder mutually agreed to by the parties (the “Escrow Holder”) and pursuant to an escrow agreement in form and substance reasonably satisfactory to Buyer and Sellers, the sum of $1,987,400.00 (the “Deposit”) in immediately available funds. Upon receipt of the Deposit, the Escrow Holder shall immediately place the Deposit into a non-interest-bearing account. The Deposit shall become nonrefundable upon the earlier of: (i) the entry of an Order of the Bankruptcy Court approving Buyer as the Winning Bidder at the hearing on the Sale and Bidding Procedures Motion and satisfaction by all parties of all conditions set forth in ARTICLE VII, and the absence of any restriction, limitation, or prohibition on Buyer’s right to acquire the Acquired Assets in the manner, and under the terms and conditions, set forth in this Agreement; and (ii) termination of this Agreement by the Sellers Representative by reason of a Buyer Default Termination. At the Closing, the Deposit shall be delivered to Sellers and credited toward payment of the Purchase Price. In the event the Deposit becomes non-refundable as a result of a Buyer Default Termination and Sellers are not then in Default of this Agreement, Sellers shall be permitted to instruct Escrow Holder to disburse the Deposit to Sellers (in accordance with the Escrow Agreement) to be retained by Sellers for Sellers’ own account as liquidated damages. If this Agreement is terminated in accordance with Section 9.01 for any reason other than due to a Buyer Default Termination, and the Buyer is not then in Default, the Escrow Holder may be instructed by the Depositor thereunder (as defined in the Escrow Agreement) to return the Deposit to Depositor (in accordance with the Escrow Agreement) within two (2) Business Days.

(d) With respect to each of the Assigned Contracts assigned to Buyer on the Closing Date pursuant to the Sale Order, Buyer shall satisfy on the Closing Date, all Liabilities thereunder (as distinct from curing all defaults or failures to comply with provisions thereunder that may not be cured by the mere payment of money) (i) accruing or arising at any time prior to or after the Petition Date or (ii) arising from or relating to any act, event, or occurrence prior to the Petition Date that are required to be paid pursuant to § 365 of the Bankruptcy Code in order to assume and assign the Assigned Contracts to Buyer (collectively, “Cure Claims”). If an Assigned Contract is not assumed and assigned on the Closing Date pursuant to Section 2.07, Buyer shall satisfy Cure Claims as soon as practicable after consent or authorization for the applicable Contract is obtained (it being understood and agreed if Buyer shall not have received such consent or authorization it shall have no obligation to pay any Cure Claim in respect thereof).

Section 2.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such deducted and withheld amounts that are paid over to the relevant Governmental Authority will be treated as delivered to Sellers hereunder. In the event Buyer determines that it is required to deduct and withhold and pay Taxes, Buyer shall notify the Sellers Representative of such requirement and the basis for such requirement at least five (5) days prior to any deduction and withholding. Buyer and Sellers shall cooperate, as reasonably requested by the Sellers Representative to reduce the amount of deduction and withholding Taxes imposed on the Purchase Price.

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Section 2.07 Third Party Consents. If the assignment by a Seller to Buyer of such Seller’s rights under any Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, would be a violation of applicable Law or require the consent of another Person that is not addressed in the Sale Order, this Agreement will not constitute an agreement to assign such Contract, Permit, or other Acquired Asset if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller and Buyer shall use commercially reasonable efforts to obtain any such required consent(s), including approval for a novation of any Governmental Contract (or any other Assigned Contracts to the extent that the Sale Order does not eliminate the requirement to obtain the prior consent of any one or more counterparties to a Contract) as promptly as possible. Except to the extent that the Sale Order eliminates the requirement to obtain the prior consent of any one or more counterparties to a Contract, no Contract set forth on Section 2.01(f) of the Disclosure Schedule that requires the consent of another Person for the applicable Seller to assign such Contract to Buyer shall constitute an Assigned Contract pursuant to this Agreement until such consent shall be obtained. If any such consent shall not be obtained or notification made, or novation approved, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights: (i) for a period of up to ninety (90) days following the Closing Date, the applicable Seller, as permitted by Law, shall, to the extent such Seller is able, cooperate, as permitted by Law, with Buyer in any commercially reasonable arrangement designed to provide such benefits to Buyer and (ii) Buyer shall reimburse Seller for any out of pocket costs actually paid by such Seller to the other party to such Assigned Contract or in respect of such material permit. If any required consent in respect of a Contract, Permit, or other Acquired Asset is not received within ninety (90) days after the Closing Date, then such Contract, Permit, or other Acquired Asset, as applicable, shall be deemed to be an Excluded Asset.

Section 2.08 [Reserved].

Section 2.09 Intended Tax Treatment. The parties acknowledge and agree that for federal and applicable state, local and foreign income Tax purposes the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (a) is a taxable sale under Section 1001 of the Code, and (b) is not a “reorganization” within the meaning of Section 368 (a)(1)(G) of the Code. The parties, unless otherwise required by applicable Tax Law, shall prepare and file all Tax Returns in a manner consistent with the intended Tax treatment and shall take no position in any Tax Return, proceeding, Action, audit or otherwise that is inconsistent with the intended Tax treatment.

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Section 2.10 Purchase Price Allocation. Within ninety (90) days after the Closing, Buyer shall deliver to Sellers Representative an allocation of the final Purchase Price (and the Assumed Liabilities treated as consideration for federal Income Tax purposes) among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local and foreign law, as appropriate) (the “Allocation”). Sellers Representative shall have a period of thirty (30) days after the delivery of the Allocation to notify Buyer of any objections Sellers may have to the allocations set forth therein. Unless Sellers Representative timely objects, such Allocation shall be binding on the parties without further adjustment, absent manifest error. Buyer shall have a period of thirty (30) days after the delivery of Sellers Representative’ objection, if any, to the Allocation to notify Sellers Representative of comments to such objection. If Buyer timely objects, then Buyer and the Sellers Representative shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days of Buyer’s objection, then the Sellers will not be bound by the Allocation prepared by Buyer, and Buyer and each Seller may independently determine its own allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets and may file its Tax Returns (and Tax Returns of its Affiliates) using alternative allocations as it determines in its sole discretion, provided that Buyer and Sellers shall file, and to the extent required by applicable law require their Affiliates to file, IRS Form 8594 with any such Tax Returns. If the Buyer and the Sellers Representative ultimately agree in writing on the Allocation Schedule, then (i) Sellers and Buyer shall (and shall cause their Affiliates to) report consistently with the Allocation on all applicable Tax Returns, and none of Sellers or Buyer shall (or shall permit their Affiliates to) take any position inconsistent with the Allocation (except as otherwise required pursuant to a determination, as defined in Section 1313 of the Code), provided, however, that none of Sellers or Buyer (nor any of their respective Affiliates) shall be required to litigate or challenge before any court or administrative agency any proposed deficiency or adjustment by any Governmental Authority challenging such allocation and (ii) Buyer and Sellers shall exchange completed copies of IRS Form 8594, any required schedules thereto, and any similar state, local and foreign forms, not later than thirty (30) days prior to the applicable filing date.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place through the electronic exchange of documents and signatures, which process will be coordinated by Young Conaway Stargatt & Taylor, LLP, at 10:00 am prevailing Eastern Time, on the earlier of (i) the fourth (4th) Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) and (ii) at such other time, date or place as the Sellers Representative and Buyer may mutually agree upon in writing; provided, however, that such other time or date shall be on or before the End Date. The date on which the Closing is to occur is herein referred to as the “Closing Date” and the Closing shall be deemed to have occurred at 12:01 am prevailing Eastern Time on the Closing Date.

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers will deliver or cause to be delivered to Buyer the following, each of which shall be duly executed (if applicable) by the applicable Seller (or an Affiliate thereof):

(1) a copy of the Sale Order entered by the Bankruptcy Court;

(2) the Bill of Sale;

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(3) the Assumption and Assignment Agreement;

(4) the Intellectual Property Assignment Agreements;

(5) the Sellers Closing Certificate;

(6) a Form W-9 from each Seller, which shall serve as a certificate of non-foreign person status for purposes of Section 1445(b)(2) of the Code and Treasury Regulation Section 1.1445-2(b);

(7) physical possession of the Books and Records and other tangible Acquired Assets at the location or locations where such Books and Records and Acquired Assets are located on the Closing Date; and

(8) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably required to give effect to this Agreement.

(b) At the Closing, Buyer will deliver to the Sellers Representative the following, each of which shall be duly executed by Buyer (if applicable):

(1) the Closing Payment;

(2) instructions to the Escrow Holder to deliver the Deposit to Sellers;

(3) the Assumption and Assignment Agreement;

(4) the Intellectual Property Assignment Agreements; and

(5) the Buyer Closing Certificate.

Section 3.03 Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income, receipts, payroll or sales for the Pre-Closing Tax Period will be determined based on an interim closing of the books on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which Sellers or any of their Subsidiaries hold a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 3.04 Transfer Taxes. Any transfer taxes that may be payable by reason of the sale of the Acquired Assets under this Agreement or the transactions contemplated herein (“Transfer Taxes”) shall be borne and timely paid by Buyer. Each of Buyer and Sellers shall cooperate with each other and timely sign and deliver such certificates or forms as may be necessary or appropriate to file any Tax Returns required to be filed in connection with Transfer Taxes or to establish an exemption from (or otherwise reduce) such Transfer Taxes.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, the representations, and warranties in this ARTICLE IV:

Section 4.01 Organization and Qualification of Sellers. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Seller has full power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by such Seller. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership by it of the Acquired Assets or the operation of the Business as currently conducted by it makes such licensing or qualification necessary, except where the lack of such qualification would not reasonably be expected to cause a Material Adverse Change.

Section 4.02 Authority of Sellers. Subject to the entry of the Sale Order in the Bankruptcy Cases, (i) each Seller has full power and authority to, enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out, and to cause any of its Affiliates to carry out, their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (ii) the execution and delivery by each Seller of this Agreement and any other Transaction Document to which it is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by any necessary action on the part of such Seller; and (iii) this Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity.

Section 4.03 No Conflicts; Consents. To the Knowledge of each Seller and subject to the entry of the Sale Order in the Bankruptcy Cases, the execution, delivery and performance by such Seller, and the execution, delivery and performance by any of such Seller’s Affiliates, of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreements or other organizational documents of such Seller or any of its Affiliates; (b) conflict with or result in a violation or breach of any provision of any Law applicable to such Seller or any of its Affiliates; (c) except as set forth in Section 4.03(c) of the Disclosure Schedule, require the consent, notice or other action by any Person under, or conflict with, result in a violation or breach of, constitute a default or an event that would constitute a default under any Assigned Contract to which such Seller or any of its Affiliates is a party; (d) result in the creation or imposition of any Encumbrance on the Acquired Assets; or (e) require the consent of, or filing with, any Governmental Authority.

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Section 4.04 Contracts.

(a) Section 4.04(a) of the Disclosure Schedule lists each Contract (including any Intellectual Property Agreements) to which a Seller is a party or by which the Acquired Assets are bound that is material to the conduct of the Business. For each Contract and other agreement listed in Section 4.04(a) of the Disclosure Schedule, Sellers have delivered or made available to Buyer a correct and complete copy of each written Contract and other agreements, including all modifications, amendments and supplements thereto and waivers thereunder.

(b) Each Assigned Contract (including any Intellectual Property Agreements) is valid and binding on the applicable Seller party thereto (or, where applicable, its Affiliate) in accordance with its terms and is in full force and effect. No party to an Assigned Contract or third party licensor has (i) terminated or provided notice to Sellers that such party intends to terminate such Assigned Contract or license or (ii) provided notice to a Seller of a Seller’s default pursuant to the terms of such Assigned Contract.

(c) Subject to (x) the Bankruptcy Cases (including any breaches or defaults relating to the commencement thereof and any payables that would have been paid but for the commencement thereof), and (y) payment of the Cure Claims, (i) there are no material defaults under the Assigned Contracts by the applicable Seller party thereto, (ii) to the Knowledge of Sellers, there are no material defaults under the Assigned Contracts by any other Person, and (iii) to the Knowledge of Sellers, no event has occurred which, with the giving of notice, or lapse of time, or both, would constitute a material default by any party to such Contract. Except as set forth in Section 4.04(c) of the Disclosure Schedule, none of the Assigned Contracts have been canceled or otherwise terminated or have had the services provided thereunder materially reduced, and none of the Sellers or their Affiliates, have received any written notice from any Person regarding any actual cancellation, termination or reduction.

Section 4.05 Title to Acquired Assets. Sellers have good and valid title to, or a valid leasehold interest in, all of the Acquired Assets. All such Acquired Assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. The Acquired Assets constitute all of the assets and properties used or held for use in the Business (other than the Excluded Assets) and are in good operating condition and repair, except for ordinary wear and tear. Except for assets of BV Australia and as set forth on Section 4.05 of the Disclosure Schedule, none of the assets, rights, or properties used by Sellers to operate the Business are (i) located outside the United States or (ii) held by an Affiliate of a Seller incorporated or organized in a jurisdiction outside the United States.

Section 4.06 Intellectual Property.

(a) Section 4.06(a) of the Disclosure Schedule sets forth a complete and accurate list of as of the date hereof of all Intellectual Property Registrations in the name of Sellers for any material Intellectual Property owned by Sellers and used in the Business. The Intellectual Property Registrations included in the Acquired Assets are subsisting, valid and enforceable in their respective jurisdictions of registration in accordance with the applicable Laws of such jurisdiction. Except as otherwise indicated on Section 4.06(a) of the Disclosure Schedule, all filing, examination, issuance and post-registration fees associated or required with the Intellectual Property Registrations that were due prior to the Closing have been timely paid.

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(b) Subject to entry of the Sale Order and except as set forth in Section 4.06(b) of the Disclosure Schedule, Sellers have the full right, power, and authority to sell, assign, transfer and convey all of Sellers’ respective right, title and interest in and to the Intellectual Property Assets to Buyer.

(c) Except (i) for Permitted Encumbrances and (ii) subject to the terms of the license agreements identified in Section 4.06(c) of the Disclosure Schedule, Sellers own or possess all necessary legal and other rights to all Intellectual Property Assets, and at Closing will deliver all such Intellectual Property Assets free and clear of all Encumbrances.

(d) No Intellectual Property Assets are involved in, or to the Knowledge of Sellers, have been involved in, any opposition, cancellation or similar proceeding and Sellers have not received written notice that any such proceeding is currently threatened. The Business and the use of the Acquired Assets does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person. To the knowledge of Sellers, no third party infringes, misappropriates, or otherwise violates any Intellectual Property owned by the Sellers. The Sellers have used efforts that are reasonable under the circumstances to maintain the secrecy of their trade secrets, except where the failure to maintain such trade secrets would not be material.

(e) Section 4.06(e) of the Disclosure Schedule sets forth a true, correct, and complete list of all software (i) developed or owned by Sellers for use in the Business (the “Owned Software”), or (ii) that is used by Sellers to operate the Business as currently conducted (“Licensed Software” and together with the Owned Software, collectively, “Software”). Sellers have all rights that are necessary to use the Software as and to the extent such Software is currently used by Sellers. To the Knowledge of Sellers, there is no unauthorized use, infringement, or misappropriation by the Company of any Person’s commercial software rights.

Section 4.07 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Section 4.07(a) of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of Sellers, threatened in writing against or by any Seller or Affiliate of any Seller (i) relating to or affecting the Business, the Acquired Assets or the Assumed Liabilities; and (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Sellers, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. No Seller is subject to any outstanding Order relating to any Acquired Asset or Assumed Liability.

(b) Except as set forth on Section 4.07(b) of the Disclosure Schedule, Each Seller holds and is in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations and authorizations that are required in connection with the conduct of its business under Laws (the “Permits”). All of the Permits are valid and in full force and effect. The Sellers are, and have been during the prior three (3) years, in compliance, in all material respects, with all applicable Laws, and during the prior three (3) years neither the Sellers nor any of their Subsidiaries has received any notice of any Action or proceeding against them alleging any failure to comply in any material respect with any such Laws. No investigation by any Governmental Authority with respect to the Sellers or any of their Subsidiaries is pending or, to the Knowledge of Sellers, threatened, and during the prior three (3) years, neither the Sellers nor any of their Subsidiaries has received any notice of any such investigation.

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Section 4.08 Data Privacy; IT Systems.

(a) In connection with the collection, storage, transfer (including transfer across national borders), and use of any personally identifiable information from any individuals, including any one or more customers, prospective customers, employees, and other third parties (collectively “Personal Information”) in course of the operation of the Business, to the Knowledge of Sellers, each Seller is and has been in material compliance with all applicable Laws in all relevant jurisdictions.

(b) Each Seller has, during the last three (3) years, implemented and maintained commercially reasonable physical, technical, organizational, and administrative security measures in place to protect all Personal Information collected by Sellers or on Sellers’ behalf from and against unauthorized access, use, and disclosure in accordance with applicable Law. Each Seller is and, to the Knowledge of Sellers, has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. To the Knowledge of Sellers, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in violation of applicable privacy Laws. No Seller (or any Affiliate of a Seller) has received written notice of any claims or investigations or inquiries by Governmental Authorities related to, or been charged with, the violation of any applicable Laws with respect to Personal Information. To the Knowledge of Sellers, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

(c) To the Knowledge of Sellers, each Seller and each Affiliate thereof owns or has a valid right to access and use pursuant to a valid, written Contract all computer systems, networks, hardware, technology, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in and material to the Business (the “IT Systems”). To the Knowledge of Sellers, the IT Systems have not suffered any material malfunction, failure, or security breach.

Section 4.09 Employment Matters.

(a) Section 4.09(a) of the Disclosure Schedule identifies all employees of Sellers who, as of the Effective Date, primarily provide services in connection with the operation of the Business (each, a “Seller Employee”). Sellers have provided to Buyer a schedule setting forth each Seller Employee’s (i) title or position, (ii) classification as exempt or non-exempt, (iii) base salary or hourly rate (or other rate of compensation), and (iv) status as full-time or part-time.

(b) Except as set forth on Section 4.09(b) of the Disclosure Schedule, (i) no Seller is a party to or bound by any labor union agreement; (ii) to the Knowledge of Sellers, no Seller has experienced any strike, slowdown, work stoppage, lockout or material labor dispute, claim of unfair labor practices, grievances (other than routine individual grievances), arbitration decisions, or other material dispute (nor has there been any such material dispute, to the Knowledge of Sellers), threatened in writing; (iii) to the Knowledge of Sellers, no Seller has been asked to recognize any union or collective bargaining unit or union contribution agreement; (iv) to the Knowledge of Sellers, no organizational attempt has been made by or threatened by or on behalf of any labor union or collective bargaining unit with respect to any Seller Employee; and (v) there are no material disputes pending or, to the Knowledge of Sellers, threatened with respect to any current or former Seller Employees.

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(c) Except as set forth on Section 4.09(c)(1) of the Disclosure Schedule, there are, and to the Knowledge of Sellers, there have been, no Contracts with independent contractors or sole proprietors to perform services that are the same or substantially similar to services performed by current or former Seller Employees; and, except as set forth on Section 4.09(c)(2), there are no material disputes pending or, to the Knowledge of Sellers, threatened in writing with respect to any independent contractor engaged by any Seller.

(d) Except as set forth on Section 4.09(d) of the Disclosure Schedule: (i) each Seller is in compliance in all material respects with all applicable Laws respecting employment and labor including those laws respecting worker classification, overtime pay and wages and hours, paid time off, employee leave, employment discrimination, harassment, immigration, layoffs (including the WARN Act), workers’ compensation, termination and severance pay, human rights, occupational health and safety, equal opportunity, labor relations, collective bargaining and the payment of social security and other employment-related Taxes; (ii) since January 1, 2019, there has been no wage and hour investigation, employment discrimination charge, or written complaint pertaining to any such charge against or affecting any Seller in respect of the Business, nor has any Seller received written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, including any state labor relations board or equal opportunity agency or any court or tribunal, to conduct an investigation of such Seller relating to the Business, nor has any written complaint or complaint been filed against any Seller.

(e) Section 4.09(e) of the Disclosure Schedule lists each Contract pursuant to which a Seller Employee is bound by any restrictive covenants (including non -competition or non-solicitation obligations) in favor of Sellers or their Affiliates.

Section 4.10 Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedule contains a true and complete list of each material Benefit Plan.

(b) Neither the Sellers nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or has had or could have any Liability with respect to, (i) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA), (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (v) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (vi) or any benefits maintained outside of the jurisdiction of the United States.

Section 4.11 Brokers. Except to the extent payable solely by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

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Section 4.12 Tax Matters.

(a) All income and material federal, state, local and foreign Tax Returns required to be filed by Sellers with respect to the Acquired Assets or the Assumed Liabilities have been timely filed when due (taking into account all valid extensions of due dates) and all such Tax Returns are true, correct and complete in all material respects. Except as otherwise limited by the filing of the Bankruptcy Cases, all Taxes, whether or not shown to be due and payable on such Tax Returns, that are due and payable by any Seller with respect to the Acquired Assets or the Assumed Liabilities have been timely paid in full by the due date thereof.

(b) To the Knowledge of Sellers, no claim has been made in writing by any Governmental Authority in any jurisdiction with respect to which a Seller does not file or has not filed Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

(c) Each Seller has (i) withheld and paid over to the appropriate Governmental Authority all Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable laws, (ii) where applicable, retained all records or forms required to support or qualify the status as such of any Person referenced in the preceding clause, and (iii) retained any forms or other documents supporting the exemption of any person from Tax that such Seller was otherwise required to collect, withhold or pay.

(d) There are no ongoing or pending Tax claims, audits, Actions, or other examinations or proceedings with respect to Taxes with respect to the Sellers and, to the Knowledge of Sellers, no such claim, audit, examination or proceeding is threatened in writing. No claims, deficiencies, proposed adjustments or assessments of Taxes have been asserted or, to the Knowledge of Sellers, threatened against any Seller by any Governmental Authority.

(e) None of the Sellers is a party to, or is bound by, any Tax allocation, indemnification, or sharing Contract excluding any Contract entered into in the Ordinary Course a principal purpose of which does not relate to the sharing of Taxes.

(f) Except with respect to BV Australia, no Seller (i) has, or has had, a permanent establishment (within the meaning of any applicable Tax treaty), an office, fixed place of business or other presence through employees or otherwise, in a country outside of its country of formation, and (ii) is (or has been) subject to Tax in any country outside of its country of formation by virtue of having a source of income in that jurisdiction.

Section 4.13 Financial Statements; Receivables.

(a) Section 4.13(a) of the Disclosure Schedule consists of the unaudited, internally-prepared balance sheet and statement of income of the Business for the periods ending December 31, 2022 (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations of the Business (taken as a whole) as of the times and for the periods referred to therein. The Financial Statements have been prepared in accordance with GAAP, consistently applied (subject to (i) the absence of footnote disclosures and (ii) changes resulting from customary year-end adjustments in accordance with past practice). Since December 31, 2019, Sellers have not received any written compliant, allegation, assertion or claim regarding their accounting or auditing practices, procedures, methodologies or internal controls related to the Business. The financial books and records of Sellers have been maintained in accordance with customary business practices, and Sellers maintain a system of internal controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements. Sellers have in place a revenue recognition policy consistent with GAAP.

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(b) Section 4.13(b) of the Disclosure Schedule sets forth all of the accounts receivable of the Business (the “Accounts Receivable”), as of the date hereof. The Accounts Receivable represent amounts receivable for services actually provided, have arisen in the Ordinary Course, represent valid obligations of the account debtors arising from bonafide transactions, and have been timely billed to the correct account debtor, and are generally due within 30 to 45 days after such billing. Since December 31, 2020, there have not been any write -offs as uncollectible of the Seller’s receivables except as set forth on Section 4.13(a) of the Disclosure Schedule. From January 1, 2023 to the Effective Date, Sellers did not accelerate collection of any receivables from the date normally due as noted on the applicable invoice. To the Knowledge of Sellers, no Account Receivable is subject to claims of set-off or other defenses or counterclaims other than normal cash discounts and other adjustments accrued in the Ordinary Course.

Section 4.14 Customer and Supplier.

(a) Section 4.14(a) of the Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest customers (based on the total amount of revenue received from such customer) with respect to each of (i) the Insights Business for the 12-month periods ending December 31, 2021 and December 31, 2022, and (ii) the Agency Business for the 12-month periods ending December 31, 2021 and December 31, 2022 (each, a “Material Customer”). No Seller has received any written notice from any such Material Customer stating that such Material Customer has terminated or materially diminished, or intends to terminate or materially diminish, its relationship with the Business and, to the Knowledge of Sellers, the business relationship with each Material Customer is in good standing.

(b) Section 4.14(b) of the Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest third-party suppliers (based on the total amount purchased from such supplier) of the Business for the 12-month periods ending December 31, 2021 and December 31, 2022 (each, a “Material Supplier”). No Seller has received any written notice from any Material Supplier stating that such Material Supplier has terminated or materially diminished, or intends to terminate or materially diminish, its relationship with the Business.

Section 4.15 RESERVED.

Section 4.16 Real Estate.

(a) Section 4.16(a) of the Disclosure Schedule contains a list of all real property leased by the Sellers which constitutes an Acquired Asset (the “Leased Real Property”) and except as required by applicable Law, the Sellers have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Sellers have made available to Buyers correct and complete copies of each lease agreement for the Leased Real Property (including all amendments thereto). Except as set forth on Section 4.16(a) of the Disclosure Schedule, none of the Sellers nor their Affiliates have leased or otherwise granted to any Person rights to use or occupy any of the Leased Real Property.

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(b) No Seller has received written notice of: (i) violations of building codes, zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or, to the Knowledge of the Sellers, threatened condemnation proceedings affecting the Leased Real Property, (iii) existing, pending or, to the Knowledge of the Sellers, threatened, zoning, building code or other moratorium proceedings, or (iv) existing, pending or, to the Knowledge of the Sellers, threatened tax assessment proceedings. No portion of the Leased Real Property has been damaged or destroyed by fire or other casualty in any material respect.

Section 4.17 Certain Transactions. None of the Sellers or their respective Affiliates have made any payment in violation of Law to, or provided any illegal or improper benefit or inducement, including for or to any official of any Governmental Authority, supplier, customer, or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to the operations of the Business, or to engage in any action by or on behalf of a Seller its Affiliates in any way, or paid any bribe, payoff, influence payment, kickback, or other unlawful payment. None of the Sellers nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to any Seller (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of such Seller), except as expressly set forth in this ARTICLE IV and the Disclosure Schedule, and each of the Sellers hereby disclaims any such other representations or warranties.

Section 4.18 Sufficiency of Acquired Assets. The Purchased Assets comprise all of the assets of Seller that are used or held for use in, or intended to be used in, generated by, or related to the Business other than the Excluded Assets. The Purchased Assets are sufficient, and constitute all assets necessary, to conduct the Business from and after the Closing without interruption in substantially the same manner as conducted prior to the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the Florida.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity.

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Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement, or other organizational documents of Buyer or require the consent, notice or other Action by any Person under any Contract to which Buyer is a party.

Section 5.04 Closing Funds. Buyer will have at Closing funds or financing in place necessary to pay and deliver to Sellers the Closing Payment and to perform and satisfy any Assumed Liabilities as such Assumed Liabilities come due. In no event shall the receipt or availability of any funds or financing by Buyer or any other financing or other transactions be a condition to Buyer’s obligations hereunder.

Section 5.05 Brokers. Except to the extent payable solely by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.06 Adequate Assurance. Buyer has the ability to demonstrate to the Bankruptcy Court adequate assurance of future performance under the Assigned Contracts, and shall provide financial information reasonably available to Buyer and testimony that is required by the Bankruptcy Court to demonstrate Buyer’s ability to assume, or to take an assignment of, the Assigned Contracts; provided, however, that any such financial information and related testimony and exhibits, other than information that is otherwise publicly available or is ordinarily provided by Buyer to potential contracting parties, shall be distributed subject to appropriate confidentiality arrangements and shall be filed or otherwise introduced in the Bankruptcy Court only under seal.

Section 5.07 Legal Proceedings. There are no Actions pending or threatened in writing against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Buyer, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

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Section 5.08 “AS IS” Sale. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE IV ABOVE OR IN ANY TRANSACTION DOCUMENT TO WHICH SELLER IS OR WILL BE A PARTY WITH BUYER, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS INCLUDING EXPENSES TO BE INCURRED IN CONNECTION WITH THE ACQUIRED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE ACQUIRED ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR OTHER CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE VALUE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ACQUIRED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ACQUIRED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS. SUBJECT TO THE REPRESENTATIONS SET FORTH IN ARTICLE IV, BUYER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” FURTHERMORE BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT THE ASSUMPTION AND ASSIGNMENT OF THE ASSUMED CONTRACTS FORMING PART OF THE ACQUIRED ASSETS WILL BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT NOTWITHSTANDING ANY AND ALL OUTSTANDING DEFAULTS AND OTHER CLAIMS FOR FAILURES TO COMPLY WITH THE PROVISIONS OF SUCH CONTRACTS, CERTAIN OF WHICH DEFAULTS OR CLAIMS MAY NOT BE SUBJECT TO CURE OR WAIVER.

ARTICLE VI

COVENANTS

Section 6.01 Confidentiality. From and after the Closing and subject to any disclosure requirements of Sellers arising in the Bankruptcy Cases, each Seller will, and will cause such Seller’s respective Affiliates to, hold, and will use such Seller’s commercially reasonable efforts to cause its and its Affiliates’ respective Representatives to hold, in confidence and will not use or otherwise exploit for any Person’s benefit, any and all information, whether written, oral, electronic or otherwise, relating to the Business, the Acquired Assets or the Assumed Liabilities (collectively, “Confidential Information”).

Section 6.02 Received Payments. From and after the Closing, if any Seller or any of its Affiliates or their respective Representatives receives or collects any funds relating to any Acquired Asset, such Seller will remit (or cause to be remitted) such funds to Buyer within ten (10) Business Days after its receipt thereof. If Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Assets, Buyer or its Affiliate will remit such funds to the Sellers Representative within ten (10) Business Days after its receipt thereof. From and after the Closing, Sellers shall permit, and hereby authorize, Buyer to collect, in the name of Sellers, all accounts receivable constituting Acquired Assets and endorse with the name of Sellers for deposit in Buyer’s account any checks or drafts received in payment thereof.

Section 6.03 Availability of Books and Records. To the extent that Sellers deliver Books and Records or copies of Books and Records to Buyer at the Closing Date, then for a period of three (3) years after the Closing, Buyer shall provide to the Sellers Representative (after reasonable notice and during normal business hours and without charge to Sellers) access to

(a) Buyer’s personnel who have custody of Books and Records for periods prior to the Closing and

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(b) all Books and Records for periods prior to the Closing and shall preserve such Books and Records or deliver copies of such Books and Records to Sellers Representative, subject to compliance with applicable Law. Such access to Books and Records shall include access to any such information in electronic form to the extent reasonably available. Sellers shall have the right to retain copies of Books and Records for periods prior to the Closing. With respect to any litigation and claims, Buyer shall, at Sellers’ sole expense, render all reasonable assistance that any Seller may request in defending such litigation or claim and shall make available to Sellers, for and at reasonable times, Buyer’s personnel most knowledgeable about the matter in question.

Section 6.04 Bulk Sales/Tax Clearance Waiver. The parties agree to waive compliance with the provisions of any so-called “bulk transfer law,” “bulk sales law,” or any similar Tax Law (including any tax clearance or certification of tax compliance Law) of any jurisdiction that may be applicable with respect to the sale of the Acquired Assets as contemplated by this Agreement; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any so-called “bulk transfer law,” “bulk sales law,” or any similar Tax Law (including any tax clearance or certification of tax compliance Law) of any jurisdiction shall not constitute Assumed Liabilities and shall be treated as Excluded Liabilities.

Section 6.05 Cooperation on Tax Matters. Sellers and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection, and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof, and filings, files, books, records, documents, financial, technical and operating data, computer records, and other information as may be reasonably requested, including (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

Section 6.06 Retention of Tax and Other Records. From the Closing Date to the earliest of (i) seven years from the Closing Date, (ii) the expiration of the relevant statute of limitations, and (iii) the date on which the Bankruptcy Cases are no longer pending, each of the Sellers and Buyer shall retain possession of all accounting, business, financial, and Tax records and information (including Tax Returns) that (a) relate to the Acquired Assets or Assumed Liabilities and are in existence on the Closing Date and (b) come into existence after the Closing Date but relate to the Acquired Assets or Assumed Liabilities before the Closing Date, and each of the parties shall give the other parties notice and a reasonable opportunity to retain any such records in the event that the party in possession of such records shall make a determination to destroy or otherwise abandon any such records. From the Closing Date to the earliest of (x) seven years from the Closing Date, (y) the expiration of the relevant statute of limitations, and (z) the date on which the Bankruptcy Cases are no longer pending, Sellers shall retain possession of all accounting, business, financial, and Tax records, Tax records and information (including Tax Returns) that relate to the Excluded Liabilities and shall give Buyer notice and a reasonable opportunity to retain any such records in the event that Sellers shall make a determination to destroy or otherwise abandon any such records. In addition, from and after the Closing Date, each party shall provide to the other parties (after reasonable notice and during normal business hours and without charge) access to the books, records, documents, and other information relating to the Acquired Assets as the requesting party may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and defend any Tax Return, claim, filing, Tax audit, Tax protest, suit, proceeding, or answer. Such access shall include access to any computerized information systems that contain data regarding the Acquired Assets. The provisions contained in this Section 6.06 are intended to, and shall, supplement and not limit the generality of the provisions contained in Section 6.03.

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Section 6.07 Further Assurances. Following the Closing, each of the parties hereto will, and will cause its Affiliates and their respective Representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. At any time after the Effective Date, Buyer may communicate directly with the Balihoo Purchaser to negotiate the terms of and execute a Transition Services Agreement.

Section 6.08 Conduct of Business Prior to the Closing. Subject to limitations imposed upon Sellers as a result of the filing of the Bankruptcy Cases and in accordance with Sellers’ operation as debtors-in-possession in the Bankruptcy Cases, from the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, which consent may not be unreasonably withheld or delayed, Sellers will use commercially reasonable efforts to operate the Business in the Ordinary Course. Sellers shall not license any Intellectual Property Assets after the Effective Date except with the written consent of Buyer. Notwithstanding the foregoing, without the prior written consent of Buyer and except as otherwise set forth in Section 6.08 of the Disclosure Schedule from the date hereof until the Closing Date, Sellers shall:

(a) maintain the properties and assets included in the Acquired Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, if applicable;

(b) not sell, transfer, abandon or otherwise dispose of any of the Acquired Assets other than in the Ordinary Course;

(c) use commercially reasonable efforts to preserve intact the Business and the Business’s goodwill, to keep available the services of the Seller Employees and agents, and to maintain relations with the customers and other business relations of the Business;

(d) unless otherwise approved or ordered by the Bankruptcy Court in the Bankruptcy Cases, not (i) grant any bonuses, severance or equity incentive award, or increase the compensation or benefits of any Seller Employee or alter any such Person’s title, (ii) pay any pension, severance or retirement benefits not required by any Benefit Plan, (iii) make or grant any increase in any Benefit Plan, or amend or terminate any Benefit Plan or severance agreement or employment Contract or adopt any new employee benefit plan or similar arrangement or severance agreement or employment Contract, or (iv) hire or promote any Person who provides services primarily to the Business.

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(e) defend and protect the properties and assets included in the Acquired Assets from infringement or usurpation;

(f) not declare, set aside or pay any dividend or other distribution of assets in respect of their respective equity securities;

(g) not (i) amend, modify, waive, terminate, reject or seek to reject any Assigned Contract (or any right thereunder), (ii) take or omit to take any action that would result (with notice or lapse of time or both) in a breach under any Assigned Contract, or (iii) enter into any new Contract in respect of the Acquired Assets;

(h) not take or omit to take any action that would result (with notice or lapse of time or both) in a breach under any Assigned Contract;

(i) not take or fail to take any action required by this Agreement with the understanding that such action or omission would result in any of the representations and warranties of Sellers in this Agreement becoming untrue in any respect;

(j) not mortgage, pledge or subject to Encumbrances (other than Permitted Encumbrances) on the Acquired Assets or other assets (or any part thereof) of any Seller;

(k) not discount any Accounts Receivable except in the Ordinary Course;

(l) not accelerate collection any Accounts Receivable from the date normally due as noted on the applicable invoice;

(m) not enter into any agreement or commitment to engage in any transaction relating to the Business which is not in the Ordinary Course;

(n) not license Intellectual Property Assets except in the Ordinary Course;

(o) perform all of obligations arising after the Petition Date under all Assigned Contracts;

(p) not commit any material violation of any Law and fail to cure such violation prior to the Closing;

(q) maintain the Books and Records in accordance with past practice;

(r) use commercially reasonable efforts maintain the Google Ads MCC account, Meta account, and Microsoft accounts used in the conduct of the Balihoo Business in the Ordinary Course (including financial or other arrangements as may be necessary to continue any services in respect of such accounts);

(s) unless otherwise approved or ordered by the Bankruptcy Court in the Bankruptcy Cases, initiate, waive, release, assign, settle or compromise any (i) Action in respect of the Business, the Acquired Assets or the Assumed Liabilities, (ii) Action that could give rise to Liabilities or impose any binding obligation whether contingent or realized) on the Sellers, or (iii) waive or release any claims or rights included in or related to the Acquired Assets;

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(t) except for any policy of insurance that expires in accordance with its terms, fail to maintain in full force and effect any policy of insurance covering the Business or Acquired Assets;

(u) manage the respective amounts of Advanced Billings From Customers and Other Current Liabilities in the Ordinary Course and otherwise in accordance with the terms of the applicable Assigned Contracts;

(v) comply in all material respects with all Laws applicable to the ownership and use of the Acquired Assets and the conduct of the Business; or

(w) agree, authorize or commit to do any of the foregoing.

Section 6.09 Access to Information.

(a) From the Effective Date until the Closing, Sellers will (i) afford Buyer and its Representatives during normal business hours reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Acquired Assets and the Business; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Assets and the Business as Buyer or any of its Representatives may reasonably request, including, without limitation, (A) copies of all reporting packages provided Sellers to Sellers’ debtor-in-possession lender in the Bankruptcy Cases, including updated borrowing bases, and (B) as soon as reasonably practicable after the end of each fiscal month or quarter, as the case may be, such monthly or quarterly financial reports, statements, and other information as the Sellers customarily prepare at the end of such fiscal periods. Such information shall be prepared in accordance with the books and records of the Sellers and shall fairly present the Sellers’ financial condition and results of operations as of the last day of the period covering such report; (iii) afford Buyer and its Representatives reasonable access to all employees, contractors, and other Representatives of Sellers with knowledge about the operations of the Acquired Assets and the Business; and (iv) instruct Sellers’ employees and Representatives of Sellers to cooperate with Buyer in its investigation of the Acquired Assets and the Business. Any investigation pursuant to this Section 6.09 will be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers and shall not include any environmental sampling.

(b) So long as the Bankruptcy Cases are pending, following the Closing, Buyer shall provide Sellers and Sellers’ counsel and other professionals employed in the Bankruptcy Cases with reasonable access to all documents relating to the Acquired Assets for the purpose of the continuing administration of the Bankruptcy Cases (including the pursuit of any avoidance, preference or similar actions), which access shall include (i) the right of Sellers’ professionals to copy, at Sellers’ expense, such documents and records as Sellers or Sellers’ may request in furtherance of the purposes described above and (ii) Buyer’s copying and delivering to Sellers or Sellers’ professionals such documents or records as Sellers or Sellers’ professionals may request, but only to the extent Sellers or Sellers’ professionals furnish Buyer with reasonably detailed written descriptions of the materials to be so copied and Sellers reimburse Buyer for the reasonable costs and expenses thereof.

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(c) For a reasonable period of time following the Closing, Sellers shall provide Buyer reasonable access to Sellers’ premises to take physical possession of any Books and Records and other tangible Acquired Assets which are not delivered to Buyer at Closing in accordance with Section 3.02.

Section 6.10 Notice of Certain Events. From the Effective Date until the Closing, Sellers will promptly notify Buyer in writing (which notice shall not be deemed to amend or supplement this Agreement) of:

(a) any fact, circumstance, event or Action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller hereunder not being true and correct, (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions in Section 7.02 to be satisfied or (iv) has resulted in, or could reasonably be expected to result in a breach of Section 6.08;

(b) any notice or other communication from any Governmental Authority in connection with the Business, the Acquired Assets, the Assumed Liabilities, or the transactions contemplated by this Agreement

(c) any notice or communication from any Person objecting to or challenging the transactions contemplated by this Agreement or the entry of approvals by the Bankruptcy Court;

(d) the termination of employment of any Seller Employee;

(e) any notice received from a customer of the Business that such Person intends to terminate or materially diminish its relationship with the Business; and

(f) any Actions commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting the Business, the Acquired Assets or the Assumed Liabilities or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.11 Efforts to Consummate. From the Effective Date until the Closing, each party will use commercially reasonable efforts to take such actions as are necessary to satisfy the closing conditions set forth in ARTICLE VII. Without limiting the generality of the foregoing, Sellers shall make or cause to be made all such other filings and submissions under Laws applicable to any Seller, if any, as may be required for the consummation of the transactions contemplated by this Agreement.

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Section 6.12 Use of Email Addresses. So long as the Bankruptcy Cases are pending, following the Closing, Buyer shall permit Seller, at no cost, the use of the email addresses under the Transferred Domain Name for purposes of the administration of the Bankruptcy Cases. In connection with use of said email addresses, Sellers shall ensure a representation is provided on any email exchanged, and the Sellers shall cause such persons affiliated with said email addresses to clearly and conspicuously represent, that such email addresses and such persons affiliated therewith are not affiliated with Buyer or the Business.

Section 6.13 Name Change. If requested by Buyer in writing following the Closing Date, Sellers shall, within forty-five (45) days following such written request, to take such corporate and other actions necessary to change Sellers’ company names to ones that are not similar to, or confusing with, its current names, including any necessary filings required by the Laws of its jurisdiction of incorporation or formation; provided, however, that at all times following the Closing Date prior to the change of company names contemplated in this Section 6.13, Sellers shall not use any Sellers’ company names or branding for any purpose of than administration of the Bankruptcy Cases.

Section 6.14 R&W Policy. Buyer agrees to pay the total premium, underwriting costs, brokerage commission, and Taxes related to the R&W Policy. Buyer’s inability to obtain a R&W insurance policy shall not be a condition to Closing.

Section 6.15 Tail Coverage. As of the Closing, Sellers shall use commercially reasonable efforts to obtain, at Buyer’s request and sole expense, “tail” insurance policies with a claims period of at least three (3) years from and after the Closing Date from an insurance carrier with the same or better credit ratings as the Sellers’ current insurance carrier with respect to (a) errors and omissions insurance and (b) cyber liability insurance, in each case, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the existing errors and omissions insurance and cyber liability insurance, respectively, with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Closing (including in connection with this Agreement and the transactions contemplated hereby). With respect to the tails for the cyber liability insurance and errors and omissions insurance, Buyer shall be named as an additional insured under such policies with the exclusive right to assert claims under the policies (including, without limitation, on behalf of any other insured) and to collect any payments on account of claims made under such policies.

Section 6.16 Communication to Employees. No later than one (1) Business Day after the Petition Date, Sellers shall distribute a written communication (in a form previously submitted to the Buyer for review) to all Seller Employees (i) describing Bankruptcy Cases and the implications of the Bankruptcy Cases on the Business and each Person’s employment with Sellers and (ii) advising all Active Employees that it anticipated that all Active Employees will be offered employment upon a Closing of the sale of Sellers’ assets.

Section 6.17 Seller 2022 Bonus Payments. Within forty-five (45) days after Closing, Buyer shall pay the Seller 2022 Bonus Payments (i) to the Hired Active Employees in accordance with Buyer’s regular payroll practices and net of applicable withholdings and (ii) to any Person designated to receive a Seller 2022 Bonus Payment who does not become a Hired Active Employee.

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Section 6.18 No Successor Liability. Except as otherwise expressly ordered by the Bankruptcy Court, the parties intend that, to the fullest extent permitted by Law, including under Section 363 of the Bankruptcy Code, upon the Closing, Buyer shall not and shall not be deemed to: (a) be a successor (or other similarly situated party) to Sellers, including a “successor employer” for purposes of the Code, ERISA, or other applicable Laws; (b) have any responsibility or Liability for obligations of any Seller, except as otherwise expressly provided in this Agreement, based on any theory of successor liability or any similar theory; (c) have, de facto or otherwise, merged with or into any Seller; (d) be an alter ego or mere continuation of substantial continuation of any Seller (and there is no continuity of enterprise between Buyer and any Seller), including, within the meaning of any foreign, federal, state or local revenue, pension, ERISA, COBRA, Tax, labor, employment, environmental, products liability or other Law, rule, regulation or doctrine; (e) be holding itself out to the public as a continuation of any Seller or its estate. Buyer acknowledges and agrees that this Section 6.16 shall not be deemed to modify Buyer’s obligations with respect to the Assumed Liabilities.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by the parties, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority having enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions that are not otherwise satisfied, resolved or preempted by the Sale Order.

(b) The Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall not have been stayed, vacated, reversed, or modified without the consent of the Buyer as of the Closing Date.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02 and Section 4.11, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Change) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Change) on and as of the Closing Date with the same effect as though made at and as of such date (except for those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02 and Section 4.11 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except for those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

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(b) Sellers will have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) From the Effective Date, there shall not have occurred any Material Adverse Change, nor will any event or events have occurred since the Effective Date that, individually or in the aggregate, with or without the lapse of time, will result in a Material Adverse Change.

(d) The applicable Sellers or their Affiliates shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Sellers Representative that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Sellers Closing Certificate”).

(f) Subject to Buyer’s provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code and Buyer’s payment of any Cure Claims, the applicable Sellers shall have, effective as of the Closing, assigned to the Buyer all Assigned Contracts.

(g) The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed, vacated, reversed, or modified without Buyer’s consent as of the Closing Date.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.05, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Change) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Change) on and as of the Closing Date with the same effect as though made at and as of such date (except for those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse change. The representations and warranties of Buyer contained in Section 5.01, Section 5.02, and Section 5.05 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) The Bankruptcy Court shall have entered the Bidding Procedures Order.

(e) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that (i) each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied and (ii) Buyer is authorized to execute, deliver and perform this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby (the “Buyer Closing Certificate”).

Section 7.04 Employment of Sellers’ Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all Seller Employees who are in active employment status with the Sellers on the day immediately preceding the Closing Date.

(a) Subject to the entry of the Sale Order, prior to and after the Closing Date, Buyer may, or may cause its designated Affiliate(s), to extend offers of employment (subject to compliance with the Buyer’s customary hiring practices) to each of the Active Employees. Any such offer of employment will be effective no earlier than the Closing Date and will be contingent upon the Closing. To the extent permitted by Law, on date on which Buyer extends offers of employment to any of the Active Employees, Sellers shall deliver a notice (which, at Buyer’s election, may be a joint notice with Buyer) to each such Active Employee informing such employee about the sale of the Acquired Assets to Buyer, describing the offer of employment by Buyer, and providing contact information for any questions. For the purpose of this Agreement, the term “Hired Active Employees” shall mean those Active Employees who accept the Buyer’s offer of employment as of the Closing Date. All Hired Active Employees shall cease their employment with the applicable Seller effective upon the Closing Date.

(b) Sellers shall be responsible for timely providing any closing or similar notices as required under federal, state or local law (including the Worker Adjustment Retraining Notification Act of 1988, as amended and any similar Law of any applicable state) (collectively, “WARN Laws”) as a result of the transactions contemplated by this Agreement.

(c) Nothing in this Agreement shall confer upon any Hired Active Employees any right with respect to continued employment or engagement with Buyer, nor shall anything herein limit or interfere with Buyer’s right to terminate the employment or engagement of any Hired Active Employee at any time with or without cause or notice, or restrict Buyer in the exercise of independent business judgment in modifying any terms or conditions of employment or engagement of the Hired Active Employees on and after the Closing Date.

(d) Except as set forth in Section 7.05 below with respect to COBRA, the Buyer will not have any severance or other obligations with respect to anyone who is or was an employee of a Seller on the day immediately preceding the Closing Date but who does not become a Hired Active Employee, either due to declining an offer of employment made by a Buyer or due to not receiving an offer of employment from a Buyer. Except as set forth in Section 7.05 below with respect to COBRA, all such obligations, if any, shall be the responsibility of the Seller.

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Section 7.05 Salaries and Benefits.

(a) The Buyer shall, or shall cause one of its designated Affiliates to, use commercially reasonable efforts to provide the Hired Active Employees with base salary, wage, and bonus levels that are, in the aggregate, comparable to the base salary or wage levels as in effect for such Hired Active Employees prior to the Closing Date. The Buyer shall be responsible for all bonus payments due to Hired Active Employees, regardless of when accrued. The Buyer shall, for the purposes of eligibility and vesting under its benefit plans, use commercially reasonable efforts to recognize employment with Sellers (or their respective predecessors) for purposes of eligibility and vesting (but not benefit accrual or contributions). The Buyer shall take commercially reasonable action to waive any preexisting condition or similar exclusion under such benefit plan or program established or maintained by the Buyer for any Hired Active Employees who were not covered by such exclusion prior to the Closing Date. The Buyer shall be responsible for the payment of all wages and other remuneration due to Hired Active Employees with respect to their services as employees of the Buyer on and after the Closing Date and any termination or severance payments due to Hired Active Employees under termination or severance programs or plans, if any, that may be maintained by the Buyer by reason of any events occurring on or after the Closing Date.

(b) Sellers shall be responsible for the payment of all regular salary obligations, commissions, and expense reimbursements due to Active Employees with respect to their services as employees of Sellers through the close of business on the day immediately prior to the Closing Date, if any. Sellers shall be responsible for all payments due to Hired Active Employees that become payable as a result of the transactions contemplated by this Agreement. Sellers shall also be responsible for the payment of any severance or termination payments, and all vacation pay earned prior to the Closing Date, other than any termination or severance payments due to Hired Active Employees by reason of any events occurring after the Closing.

(c) If required to do so under COBRA, Buyer will offer continuation coverage to all of the employees and former employees of the Sellers including any dependents or beneficiaries who are or become “M&A Qualified Beneficiaries” (as defined in Treasury Regulations § 54.49 80B-9), at such employees’ expense, as a result of the consummation of the transaction contemplated by the Agreement.

(d) Effective as of the Closing Date, the Buyer shall, or shall cause one of its affiliates to, have in effect a defined contribution plan within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) providing benefits as soon as reasonably practicable on or after the Closing Date to the Hired Active Employees who participate in the tax -qualified defined contribution retirement plan or plans of Sellers (the “Sellers 401(k) Plan”). The Buyer shall, or shall cause one of its affiliates to, permit Hired Active Employees who have an account balance under Sellers 401(k) Plan to roll over (whether by direct or indirect rollover, as selected by such Hired Active Employees) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof (to the extent commercially practicable) from Sellers 401(k) Plan to the Buyer 401(k) Plan.

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(e) Sellers shall be responsible for any payment of accrued but unused vacation or paid time off to which any employee of the Sellers is entitled, whether under any applicable laws or such policies of the Sellers in place prior to the Closing Date (the “Vacation Policy”), as a result of the consummation of the transactions contemplated by this Agreement.

(f) Sellers shall be liable for any claims made or incurred by Hired Active Employees and their beneficiaries through the Closing Date under the Benefit Plans, including, without limitation, any run-out claims. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the Hired Active Employee to the receipt of such benefit.

(g) No provision in this Agreement, including without limitation this Section 7.05, shall create any third-party beneficiary rights in any person, entity, or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Sellers, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan that is or may in the future be maintained by the Buyer. No provision of this Agreement, including without limitation this Section 7.05, shall be deemed to amend any benefit plan that is or may in the future be maintained by the Buyer.

ARTICLE VIII
SURVIVAL

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, except in the case of actual fraud and as set forth below, the representations and warranties contained herein and in any certificate delivered pursuant hereto shall terminate as of the Closing (and no party shall have liability thereunder at or after the Closing). Notwithstanding the foregoing, except in the case of actual fraud, Buyers’ sole remedy with respect to Losses incurred by a Buyer or its permitted assigns or Affiliates as a result of any breach of the representations and warranties of the Sellers contained in this Agreement or any Transaction Document will be to seek payment under the R&W Policy and no Seller shall have any direct liability to Buyers. All covenants and agreements of the parties to be performed after the Closing contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

ARTICLE IX
TERMINATION

Section 9.01 Termination . This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers Representative and Buyer;

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(b) by Buyer by written notice to the Sellers Representative if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure is either incapable of being cured or has not been cured by Sellers in all material respects within the earlier of (i) twenty (20) days of Sellers Representative’s receipt of written notice of such breach from Buyer and (ii) the End Date;

(c) [reserved];

(d) [reserved];

(e) by Buyer by written notice to the Sellers Representative if the Bankruptcy Court shall fail to enter the Sale Order on or before the sixtieth (60th) day following the Petition Date;

(f) by Buyer by written notice to the Sellers Representative if Buyer is not the Winning Bidder in the Auction;

(g) by Buyer by written notice to the Sellers Representative if (i) the Bankruptcy Court enters an Order approving a standalone plan of reorganization for the Sellers involving the retention of a material part of the Acquired Assets, the dismissal of the Bankruptcy Cases or the conversion of the Bankruptcy Cases to cases under Chapter 7 of the Bankruptcy Code prior to Closing or the appointment of a chapter 11 trustee for any Seller, (ii) the Bankruptcy Court enters an Order that otherwise precludes the consummation of the Transactions on the terms and conditions set forth in this Agreement, or (iii) any Seller or the Sellers Representative files any motion seeking approval of the foregoing without the prior consent of Buyer;

(h) by the Sellers Representative by written notice to Buyer if Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure is either incapable of being cured or has not been cured in all material respects by Buyer within the earlier of (i) twenty (20) days of Buyer’s receipt of written notice of such breach from Sellers and (ii) the End Date;

(i) [reserved];

(j) by Buyer or the Sellers Representative in the event that (i) there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority issues a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order has become final and non-appealable;

(k) by the Sellers Representative or Buyer, upon notice to the other at any time following April 20, 2023 (the “End Date”) if the Closing shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(k) shall not be available to any party (i) who is in material breach of this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII or (ii) whose failure to fulfill any obligation (including failure to satisfy or be ready, willing and able to satisfy any condition set forth in Section 7.02, if such notice is given by the Sellers Representative, or Section 7.03, if such notice is given by Buyer) under this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the End Date.

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(l) automatically, if Sellers enter into a definitive agreement with respect to an Alternative Transaction, subject to Buyer’s obligations as Back-Up Bidder as set forth in Section 10.04;

(m) by Buyer, if the Bidding Procedures Order or the Sale Order is modified in any material manner adverse to Buyer without the prior written consent of Buyer (which consent may be withheld in Buyer’s sole discretion);

(n) by Buyer, if any secured creditor of Sellers forecloses on any of the Acquired Assets, the effect of which would cause, or would reasonably be expected to cause, a Material Adverse Change;

(o) [reserved]; or

(p) automatically, if the Bankruptcy Court enters an Order that otherwise precludes the consummation of the transactions set forth herein on the terms and conditions set forth in this Agreement, subject to any limitations set forth in the Bidding Procedures Order.

Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.01 hereof, this Agreement shall no longer remain in force and effect and thereafter there shall be no liability or obligation on the part of any party hereto, except that (i) subject to Section 9.02(b) and Section 9.02(c), no termination of this Agreement pursuant to Section 9.01 hereof shall relieve any party of any liability for a breach of any provision of this Agreement or any Transaction Document occurring on or before the effective time of such termination (including any breach that resulted in termination), or for any Losses incurred by the other parties as a result of such fraud or breach, (ii) no termination of this Agreement pursuant to Section 9.01 hereof shall relieve any party of any liability for fraud, and (iii) the provisions of this Section 9.02, ARTICLE XI, and any related definitions set forth elsewhere in this Agreement shall survive any such termination of this Agreement, subject to any limitations set forth therein.

(b) Buyer understands and acknowledges that if this Agreement is terminated by the Sellers Representative pursuant to Section 9.01(h) (a “Buyer Default Termination”), Sellers will suffer material damages. The parties agree that such damages are difficult to quantify and thus Seller’s retention of the Deposit is a reasonable approximation of such damages. Accordingly, if this Agreement is terminated by the Sellers Representative by reason of a Buyer Default Termination, Sellers shall be entitled to retain the Deposit as liquidated damages and not as a penalty.

(c) If this Agreement terminates pursuant to Section 9.01(b), Section 9.01(f), Section 9.01(l), or Section 9.01(m) and Buyer is not then in Default hereunder, then Sellers shall release the Deposit to Depositor in accordance with Section 2.05.

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ARTICLE X
BANKRUPTCY COURT MATTERS AND RELATED COVENANTS AND

AGREEMENTS

Section 10.01 Competing Transaction.

(a) This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers of higher or better competing bids with respect to an Alternative Transaction (each, a “Competing Bid”). The Sellers shall provide Buyer with a copy of any Qualified Bid within two (2) Business Days following a determination by the Sellers that a Competing Bid is a Qualified Bid.

(b) Sellers shall not and shall not permit any of their Subsidiaries or Representatives to furnish information concerning Sellers, the Business, or the properties or assets of Sellers or their Subsidiaries to any third party, except (i) in the Ordinary Course, (ii) to any Governmental Authority, (iii) pursuant to a confidentiality agreement entered into between any Seller and such third party, or (iv) as required by any court of competent jurisdiction. Sellers shall promptly provide, or identify and make available to Buyer any non-public information concerning Sellers, the Acquired Assets or the Business provided to any other Person after the date hereof which was not previously provided to Buyer.

Section 10.02 Accounts Receivable Covenants . Irrespective of when received or the manner of payment, Sellers shall hold in trust for the benefit of Buyer and shall promptly, but in no event later than four (4) business days following receipt, remit any amounts received by Sellers on account of any Accounts Receivable to Buyer.

Section 10.03 [Reserved].

Section 10.04 Buyer’s Back-Up Commitment . If an Alternative Transaction is approved by the Bankruptcy Court with a Qualified Bidder other than Buyer and at the Auction for the Acquired Assets, Buyer has submitted the second highest bid for the Acquired Assets, then Buyer shall remain bound by this Agreement, on its existing terms and at the last purchase price bid by Buyer at the Auction, until the earliest to occur of (i) closing on an Alternative Transaction, (ii) thirty (30) days after the Bankruptcy Court’s entry of a sale order approving the Alternative Transaction, and (iii) the End Date.

Section 10.05 Sale Order . Subject to Buyer being designated as the Winning Bidder, Sellers shall promptly use commercially reasonable efforts to obtain entry of the Sale Order approving this Agreement, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes of, among others, providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and that the Purchase Price was not controlled by an agreement in violation of Section 363(n) of the Bankruptcy Code.

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Section 10.06 Other Filings in the Bankruptcy Case . Sellers shall promptly provide Buyer with the proposed final drafts of any and all motions, applications, pleadings, schedules, statements, reports and other papers (including exhibits and supporting documentation) filed by or on behalf of Sellers related to or that might have a material effect upon the Acquired Assets, the Assigned Contracts, this Agreement or the consummation of the transactions contemplated hereby or any provision herein or therein, so as to provide Buyer and its counsel with a reasonable opportunity to review and comment on such motions, applications, pleadings, schedules, statements, reports and other papers prior to filing with the Bankruptcy Court, and insomuch as is consistent with the Sellers’ fiduciary duties, consider such comments in good faith. Buyer may file a notice of appearance in the Bankruptcy Cases and Sellers acknowledge that they will not object to Buyer’s standing to appear in connection with all proceedings regarding or relating to the sale of the Acquired Assets in the Bankruptcy Case.

Section 10.07 Transition Services Agreement . Buyer shall use commercially reasonable efforts to negotiate and document the terms of a Transition Services Agreement with the Balihoo Purchaser to be effective as of the Closing Date. Seller shall reasonably cooperate with Buyer to facilitate the execution of the Transition Services Agreement by the Balihoo Purchaser.

Section 10.08 Bankruptcy Process . Unless Buyer is in material breach of this Agreement or this Agreement has been terminated, Sellers covenant and agree that if the Sale Order is entered, the terms of any plan submitted by Sellers to the Bankruptcy Court for confirmation or otherwise supported by Sellers shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement or the rights of Buyer hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction that is contemplated by or approved pursuant to the Sale Order. If the Bidding Procedures Order, the Sale Order or any other Order of the Bankruptcy Court relating to this Agreement shall be appealed or any petition for certiorari or motion for rehearing or re-argument shall be filed with respect thereto, Sellers agree to take all action as may be commercially reasonable and appropriate to defend against such appeal, petition or motion, and unless the Sellers are in material breach of this Agreement or this Agreement has been terminated, Buyer agrees to cooperate in such efforts, and each party agrees to use its reasonable efforts to obtain an expedited resolution of such appeal.

Section 10.09 Notice Parties . Notice of the hearing on the Sale and Bidding Procedures Motion, and request for entry of the Sale Order and the objection deadline shall be served by Sellers in accordance with the Bankruptcy Code and Bankruptcy Rules, including Bankruptcy Rules 2002, 6004, 6006 and 9014, any applicable local rules of the Bankruptcy Court, and any orders of the Bankruptcy Court on all persons required to receive notice, including, but not limited to (i) the Office of the United States Trustee for the District of Delaware; (ii) counsel to any official committee of unsecured creditors appointed in the Bankruptcy Case; (iii) all entities known to have expressed an interest in a transaction with respect to the Acquired Assets during the past twelve (12) months; (iv) all counterparties to any contracts or leases, whether executory or not; (v) all parties with Encumbrances on or against any of the Sellers’ assets; (vi) all affected federal, state and local governmental regulatory and taxing authorities, including the Internal Revenue Service and State Attorney General in each State in which any of the Sellers conduct business; (vii) all known holders of claims against and equity interests in the Sellers, (viii) all of the Sellers’ insurers; (ix) all parties that have filed and not withdrawn requests for notices pursuant to Bankruptcy Rule 2002, and (x) to the extent not already included above, all parties in interest listed on the Sellers’ creditor matrix (collectively, the “Notice Parties”). Sellers shall provide notice to the Notice Parties that all responses or objections to the Sale and Bidding Procedures Motion shall be served on, among others, counsel to Buyer.

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ARTICLE XI
MISCELLANEOUS

Section 11.01 Expenses . Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing occurs.

Section 11.02 Sellers Representative.

(a) Each Seller irrevocably appoints Big Village Insights, Inc. as the representative, agent and proxy for such Seller (the “Sellers Representative”) for all purposes under this Agreement and the Transaction Documents, including the full power and authority to act on such Seller’s behalf: (i) to consummate the transactions contemplated by the Transaction Documents; (ii) to negotiate disputes arising under, or relating to, the Transaction Documents; (iii) to receive and disburse to such Seller any funds received on behalf of Sellers under the Transaction Documents; (iv) to withhold any amounts received on behalf of Sellers pursuant to the Transaction Documents or otherwise to satisfy any and all obligations or liabilities incurred by Sellers or the Sellers Representative in the performance of its duties hereunder or thereunder; (v) to execute and deliver any amendment or waiver to this Agreement or the Transaction Documents (in each case, without the prior approval of Sellers); and (vi) to take all other actions to be taken by or on behalf of Sellers in connection with the Transaction Documents. Sellers further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers Representative and shall survive the bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Sellers Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Each Seller severally, for itself only and not jointly, agrees to indemnify and hold harmless the Sellers Representative and its Representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any action, suit or proceeding to which the Sellers Representative or such other Person is made a party by reason of the fact that it is or was acting as, or at the direction of, the Sellers Representative pursuant to the terms of this Agreement.

(c) Neither the Sellers Representative nor any of its Representatives shall incur any liability to any Seller by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting intentional and knowing fraud. The Sellers Representative and its Representatives shall have no liability in respect of any action, claim or proceeding brought against such Persons by any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.

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(d) In the event that the Sellers Representative becomes unable or unwilling to continue in its capacity as the Sellers Representative, or if the Sellers Representative resigns as the Sellers Representative, a majority-in-number of the Sellers may, by written consent, appoint a new representative as the Sellers Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-number of the Sellers must be delivered to Buyer and each Seller. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer.

(e) Buyer shall be entitled to rely upon any action or decision of, or instruction by, or any document or other paper delivered by, the Sellers Representative on behalf of the Sellers (without any obligation to inquire into the authority of the Sellers Representative or the genuineness or correctness of such document or other paper or any signature of the Sellers Representative), and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer in such reliance or with respect to actions, decisions and determinations of the Sellers Representative.

Section 11.03 Notices . All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as may be specified in a notice given in accordance with this Section 11.03):

If to Sellers:	Big Village Insights, Inc. 301 Carnegie Center Suite #301 Princeton, NJ 08540 Attn: Kasha Cacy

with copies (that will not constitute notice) to:

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 N. King Street
Wilmington, Delaware 19801
E-mail: jbarrry@ycst.com; cgrear@ycst.com;
jmulvihill@ycst.com
Attention: Joseph Barry, Craig D. Grear, and Joseph
M. Mulvihill

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If to Buyer:	Bright Mountain Media, Inc. 6400 Congress Avenue, Suite 2050 Boca Raton, Florida 33487 Attn: Matthew Drinkwater

with copies (that will Thompson Hine LLP not constitute notice) to:	3900 Key Tower 127 Public Square Cleveland, OH 44114 Attn: Curtis Tuggle / JS Hawkins Email: Curtis.Tuggle@thompsonhine.com; Jonathan.hawkins@thompsonhine.com

Section 11.04 Interpretation . For purposes of this Agreement, (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05 Disclosure Schedule . Each representation, warranty and covenant set forth herein shall have independent significance. Any item or matter required to be disclosed in a particular section of the Disclosure Schedule pursuant to this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth in another section of the Disclosure Schedule, to the extent reasonably apparent that such information applies to such particular section of the Disclosure Schedule.

Section 11.06 Headings . The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 11.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.08 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

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Section 11.09 Successors and Assigns . This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, that notwithstanding the foregoing, prior to Closing Buyer may assign its rights or obligations hereunder to an Affiliate or one or more successors or assignees of the other businesses conducted by Buyer and its Affiliates.

Section 11.10 No Third-Party Beneficiaries . This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.11 Amendment and Modification; Waiver . This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE BANKRUPTCY COURT AND, TO THE EXTENT THE BANKRUPTCY COURT DOES NOT HAVE OR DOES NOT ACCEPT JURISDICTION TO ADJUDICATE SUCH MATTER MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN NEW CASTLE COUNTY, STATE OF DELAWARE. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12(c).

(d) Each party acknowledges that the other parties to this Agreement would be irreparably damaged in the event that the terms of this Agreement are not performed by a party in accordance with its specific terms or otherwise breached or a party fails to consummate the Closing and that, in addition to any other remedy that a party may have under law or equity, (i) Buyer shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers, and (ii) Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Buyer. A party shall not be required to obtain, furnish or post any bond or other similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.12 (d), and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.13 Counterparts . This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement or any Transaction Document delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement or any Transaction Document.

Section 11.14 Reservation of Rights . Nothing in this Agreement shall constitute or be deemed to constitute a modification, waiver, or impairment of any rights and interests of any lender to the Sellers pursuant to that certain First Lien Credit and Guaranty Agreement, as amended.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Buyer:

BRIGHT MOUNTAIN MEDIA, INC.

By:	/s/ Matthew Drinkwater
Name:	Matthew Drinkwater
Title:	CEO

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:

BIG VILLAGE INSIGHTS, INC.

By:	/s/ Mathew Ray
Name:	Matthew Ray
Title:	Chief Restructuring Officer

BIG VILLAGE AGENCY, INC.

By:	/s/ Mathew Ray
Name:	Matthew Ray
Title:	Chief Restructuring Officer

BIG VILLAGE GROUP, INC.

By:	/s/ Mathew Ray
Name:	Matthew Ray
Title:	Chief Restructuring Officer

DEEP FOCUS, INC.

By:	/s/ Mathew Ray
Name:	Matthew Ray
Title:	Chief Restructuring Officer

EMX DIGITAL INC.

By:	/s/ Mathew Ray
Name:	Matthew Ray
Title:	Chief Restructuring Officer

BALIHOO, INC.

By:	/s/ Mathew Ray
Name:	Matthew Ray
Title:	Chief Restructuring Officer

BIG VILLAGE MEDIA LLC

By:	/s/ Mathew Ray
Name:	Matthew Ray
Title:	Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

FORM OF ASSUMPTION AND ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of April ____, 2023 by and among by and among Big Village Insights, Inc., a Delaware corporation f/k/a Engine International, Inc. (“Insights”), Big Village Agency LLC, a Delaware limited liability company f/k/a Engine USA LLC (“Agency”), Big Village Group Inc., a Delaware corporation f/k/a Engine Group Inc. (“Group”), Deep Focus, Inc., a New York corporation (“Focus”), EMX Digital Inc., a Delaware corporation (“EMX Digital”), Balihoo, Inc., a Delaware corporation (“Balihoo”), and Big Village Media LLC, a Delaware limited liability company f/k/a Engine Media LLC (“Media” and collectively with Insights, Agency, Focus, EMX Digital, Balihoo, and Group, the “Assignors”), and Bright Mountain Media, Inc., a Florida or its designee (“Assignee”) (each of the Assignors and Assignee, a “Party” and, together, the “Parties”).

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Asset Purchase Agreement (as amended, supplemented or otherwise modified, the “Purchase Agreement”), dated as of April ___, 2023, by and among Assignors and Assignee.

WHEREAS, the Assignors and Assignee have entered into the Purchase Agreement pursuant to which Assignee has agreed to purchase the Acquired Assets and to assume the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, pursuant to this Agreement, each of the Assignors shall sell, convey, assign, transfer, and deliver to Assignee, and Assignee shall purchase, acquire, and accept delivery from each such Assignor, all of such Assignor’s right, title and interest in, to, and under the Acquired Assets, in each case on the terms and subject to the conditions set forth in the Purchase Agreement; and WHEREAS, pursuant to this Agreement, the Assignee shall assume and thereafter timely pay, discharge and perform in accordance with their terms the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Assignment of Purchased Assets. Effective as of the Effective Date, on the terms and subject to the conditions set forth in the Purchase Agreement, each Assignor hereby sells, conveys, assigns, transfers, and delivers to Assignee, and Assignee hereby purchases, acquires, and accepts delivery from each such Assignor, all of such Assignor’s right, title and interest in, to and under the Transferred Assets.

2. Assumption of Assumed Liabilities. Effective as of the Effective Date, on the terms and subject to the conditions set forth in the Purchase Agreement, Assignee hereby assumes and agrees to pay, discharge and perform in accordance with their terms, all of the Assumed Liabilities.

3. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

4. Conflict. The respective rights of Assignors and Assignee with respect to the Transferred Assets sold, conveyed, assigned, transferred and delivered hereby and the Assumed Liabilities assumed hereby shall be governed exclusively by the Purchase Agreement and nothing in this Agreement shall alter any liability or obligation arising under the Purchase Agreement, which shall (without limiting the generality of the foregoing) govern, and shall contain the sole and exclusive representations, warranties and obligations of the Parties with respect to such Transferred Assets and such Assumed Liabilities. If there is any conflict or inconsistency between the provisions of the Purchase Agreement and this Agreement, the provisions of the Purchase Agreement shall govern.

5. Sole Remedy. The sole and exclusive remedy of the Assignee and Assignors with respect to any breach of this Agreement shall be as set forth in the Purchase Agreement.

6. Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 6):

If to Assignors:	Big Village Insights, Inc. 301 Carnegie Center Suite #301 Princeton, NJ 08540 Attn: Kasha Cacy

with copies (that will not constitute notice) to:

Young Conaway Stargatt & Taylor, LLP

Rodney Square 1000 N. King Street Wilmington, Delaware 19801 E-mail: jbarrry@ycst.com; cgrear@ycst.com;

jmulvihill@ycst.com

Attention: Joseph Barry, Craig D. Grear, and Joseph M. Mulvihill

If to Buyer:	Bright Mountain Media, Inc. 6400 Congress Avenue, Suite 2050 Boca Raton, Florida 33487 Attn: Matthew Drinkwater

with copies (that will not constitute notice) to:	Thompson Hine LLP
3900 Key Tower 127 Public Square Cleveland, OH 44114 Attn: Curtis Tuggle Email: Curtis.Tuggle@thompsonhine.com

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7. Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired or rendered illegal or unenforceable in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8. Amendments. This Agreement may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by each Party.

9. Further Assurances. Each of the Parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party to carry out the transactions contemplated by this Agreement.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

11. Governing Law. This Agreement will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

12. No Third-Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party hereto, including any Affiliates of any Party.

13. Entire Agreement. This Agreement, the Purchase Agreement and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Assignee and Assignors have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ASSIGNORS

BIG VILLAGE INSIGHTS, INC., f/k/a Engine International, Inc.

By:
Name:
Title:

BIG VILLAGE AGENCY LLC, f/k/a Engine USA LLC

By:
Name:
Title:

BIG VILLAGE GROUP INC., f/k/a Engine Group Inc.

By:
Name:
Title:

DEEP FOCUS, INC.

By:
Name:
Title:

BALIHOO, INC.

By:
Name:
Title:

BIG VILLAGE MEDIA LLC, f/k/a Engine Media LLC

By:
Name:
Title:

ASSIGNEE

BIG MOUNTAIN MEDIA, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT (FAIRFIELD)]

EXHIBIT B

FORM OF SALE ORDER

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: Big Village Holding LLC, et al.,[1] Debtors.	Chapter 11 Case No. 23-10174 (Jointly Administered) Re: Docket Nos. 14, 129 & 223

ORDER (I) APPROVING APA, (II) AUTHORIZING THE SALE OF
CERTAIN OF THE DEBTORS’ ASSETS FREE AND CLEAR OF
ALL ENCUMBRANCES OTHER ASSUMED LIABILITIES AND PERMITTED
ENCUMBRANCES, (III) AUTHORIZING THE ASSUMPTION
AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND
UNEXPIRED LEASES, AND (IV) GRANTING RELATED RELIEF

Upon consideration of the motion (the “Motion”)2 of the above-captioned debtors and debtors in possession (collectively, the “Debtors”), pursuant to sections 105(a), 363, 365, 503 and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), Rules 2002, 6004 and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1 and 6004-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), for the entry of an order (this “Sale Order”) (a) authorizing and approving that certain Asset Purchase Agreement, dated as of April 5, 2023, attached hereto as Exhibit 1 (the “APA”), between certain of the Debtors and Bright Mountain Media, Inc. or its designee (the “Buyer”), (b) approving the sale of the Acquired Assets pursuant to the APA (the “Sale”), (c) approving the assumption and assignment of certain executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code in connection with the Sale, (d) authorizing the Debtors to consummate transactions related to the APA, and (e) granting other related relief; and the Court having entered on March 13, 2023 that certain Order (A) Scheduling a Hearing on the Approval of the Sale of All or Substantially All of the Debtors’ Assets Free and Clear of all Encumbrances Other than Assumed Liabilities and Permitted Encumbrances, and the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, (B) Approving Certain Bid Procedures, Bid Protections, and Assumption and Assignment Procedures, and the Form and Manner of Notice Thereof, and (C) Granting Related Relief [Docket No. 129] (the “Bidding Procedures Order”); and the Debtors having determined that the highest and otherwise best offer for the Acquired Assets was made by the Buyer pursuant to the APA; and the Court having conducted a hearing on April 6, 2023 (the “Sale Hearing”), at which time all parties in interest were offered an opportunity to be heard with respect to the Sale, to consider the approval of the Sale pursuant to the terms and conditions of the APA, and the Court having considered (i) the Motion and any objections thereto, (ii) the Sale, (iii) the arguments of counsel made, and evidence adduced, related thereto, taken at the Sale Hearing or adopted by judicial notice, and (iv) the full record in these Chapter 11 Cases, including the record related to the hearing to consider the Bidding Procedures Order and the Sale Hearing held before the Court; and all parties in interest having been heard, or having had the opportunity to be heard, regarding the approval of the APA, the Sale, and the transactions contemplated by the APA; and it appearing that the relief requested provided for herein is in the best interests of the Debtors, their bankruptcy estates, their creditors, and other parties in interest in these Chapter 11 Cases; it is hereby FOUND, CONCLUDED, AND DETERMINED THAT:3

1 The Debtors in these chapter 11 cases, along with the last four digits of their respective federal tax identification numbers, are: Big Village Holding LLC (6595); Big Village Group Holdings, LLC (5882); Big Village Group Inc. (6621); Big Village Insights, Inc. (8960); Big Village Media, LLC (7288); EMX Digital Inc. (5543); Big Village USA Corporation Inc. (3414); Big Village Agency LLC (0767); Balihoo, Inc. (9666); Deep Focus, Inc. (8234); and Trailer Park Holdings Inc. (1447). The Debtors’ service address is 301 Carnegie Center, Suite 301, Princeton, NJ 80540.

2 Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the APA (as defined below), or to the extent not defined therein, the Bidding Procedures Order (as defined below).

3 All findings of fact and conclusions of law announced by the Court at the Sale Hearing in relation to the Motion are hereby incorporated herein to the extent not inconsistent herewith.

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A. The findings and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to these Chapter 11 Cases pursuant to Bankruptcy Rule 9014.

B. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

C. This Court has jurisdiction over the Motion and over the property of the Debtors, including the Acquired Assets to be sold, transferred, and conveyed pursuant to the APA, pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue of these Chapter 11 Cases and the Motion in this District and Court is proper under 28 U.S.C. §§ 1408 and 1409.

D. This Sale Order is intended to be a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, this Court finds that there is no just reason for delay in the implementation of this Sale Order and directs entry of judgment as set forth herein.

E. The Acquired Assets constitute property of the Debtors’ bankruptcy estates and title thereto is vested in the Debtors’ bankruptcy estates within the meaning of section 541(a) of the Bankruptcy Code.

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F. The statutory bases for the relief requested in the Motion and provided for herein are sections 105, 363, 365, 503 and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004 and 6006, and Local Rules 2002-1 and 6004-1.

G. On February 8, 2023 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to maintain their business and manage their property as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

H. This Court previously entered the Bidding Procedures Order, among other things: (i) establishing certain bidding and auction procedures; (ii) scheduling the Auction (if necessary) and the Sale Hearing to consider the sale of the Acquired Assets; (iii) establishing certain procedures for noticing and determining Cure Claims related to the Debtors’ executory contracts and unexpired leases; (iv) approving the form and manner of notice of certain procedures, dates and deadlines in connection with the Bid Procedures and the Sale; and (v) granting certain related relief.

I. As evidenced by the affidavits of service and publication previously filed with the Court [Docket Nos. 53, 166, 170 & 215], and based on the representations of counsel at the Sale Hearing, due, proper, timely, adequate, and sufficient notice of the Motion, the Sale Hearing, the Auction, the Sale, and the assumption and assignment of the executory contracts and unexpired leases to be assumed and assigned to the Buyer at Closing pursuant to this Sale Order and the APA (collectively, the “Assumed and Assigned Contracts”) has been provided in accordance with sections 102(1), 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 9007, and 9014, and in compliance with the Bidding Procedures Order, to each party entitled to such notice. With respect to entities whose identities are not reasonably ascertained by the Debtors, publication of the Sale Notice once in the national edition of USA Today on March 16, 2023, as evidenced by the affidavit of service filed by the Debtors at Docket No. 165 in these Chapter 11 Cases, was, and is deemed, sufficient, and reasonably calculated under the circumstances to reach such entities. The notices described above were good, sufficient, and appropriate under the circumstances, and no other or further notice of the Motion, the Auction, the Sale, and the Sale Hearing is, or shall be, required.

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J. The Debtors have articulated good and sufficient reasons for this Court to grant the relief requested in the Motion as it pertains to the Sale and provided for herein.

K. The Sale Notice provided all interested parties with timely and proper notice of the Sale, the Sale Hearing, and the Auction.

L. The disclosures made by the Debtors in the Motion, the Sale Notice, and related documents filed with the Court concerning the APA, the Auction, the Sale, and the Sale Hearing were good, complete and adequate.

M. The Bid Procedures set forth in the Bidding Procedures Order are non-collusive, proposed and executed in good faith as a result of arms’-length negotiations, designed to maximize the value of the Acquired Assets, and substantively and procedurally fair to all parties.

N. The Debtors conducted the process with respect to the Sale in accordance with, and have otherwise complied in all respects with, the Bidding Procedures Order. The sale process set forth in the Bidding Procedures Order afforded a full, fair, and reasonable opportunity for any entity to make a higher or otherwise better offer to purchase the Acquired Assets.

O. The APA and the Sale contemplated thereby represent a fair and reasonable offer to purchase the Acquired Assets. No other entity or group of entities has presented a higher or otherwise better offer to the Debtors to purchase the Acquired Assets for greater economic value to the Debtors’ bankruptcy estates than the Buyer.

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P. Approval of the Motion and the APA and the consummation of the Sale contemplated thereby is in the best interests of the Debtors, their bankruptcy estates, their creditors and other parties in interest in these Chapter 11 Cases.

Q. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the Sale of the Acquired Assets because, among other reasons, (i) the APA constitutes the highest and best offer for the Acquired Assets, (ii) the APA and the closing thereon will present the best opportunity to realize the value of the Acquired Assets, and (iii) any other transaction would not have yielded as favorable an economic result.

R. The Buyer is purchasing the Acquired Assets in good faith and is a good-faith buyer within the meaning of section 363(m) of the Bankruptcy Code, and therefore is entitled to the full benefits and protections of section 363(m) of the Bankruptcy Code, and otherwise has proceeded in good faith in all respects in connection with the Sale.

S. The APA and the transactions contemplated thereby cannot be avoided under section 363(n) of the Bankruptcy Code. The Debtors, the Buyer and their respective agents, representatives and affiliates have not engaged in any conduct that would cause or permit the APA or the consummation of the transactions contemplated thereby to be avoided, or costs or damages to be imposed, under section 363(n) of the Bankruptcy Code.

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T. The consideration provided by the Buyer pursuant to the APA: (i) is fair and adequate, and constitutes reasonably equivalent value and fair consideration and value, under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia (including the Uniform Fraudulent Transfer Act); and (ii) will provide a greater recovery for the Debtors’ bankruptcy estates and creditors than would be provided by any other reasonably practicable available alternative. The APA was not entered into, and the Sale is not consummated, for the purpose of hindering, delaying or defrauding creditors of the Debtors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession thereof, or the District of Columbia, or any other applicable law. Neither the Debtors nor the Buyer have entered into the APA or are consummating the Sale with any fraudulent or otherwise improper purpose.

U. By consummating the Sale, the Buyer is not a mere continuation of the Debtors or their bankruptcy estates, and there is no continuity, no common identity, and no continuity of enterprise between the Debtors and the Buyer. The Buyer is not holding itself out to the public as a continuation of the Debtors. The Buyer is not a successor to the Debtors or their bankruptcy estates by reason of any theory of law or equity, and the Sale does not amount to a consolidation, merger, or de facto merger of the Buyer and the Debtors. Neither the Buyer nor any of its agents, representatives or affiliates shall assume or in any way be responsible for any obligation or liability of the Debtors and their bankruptcy estates except as expressly provided in this Sale Order or the APA. None of the transactions contemplated by the APA, including, without limitation, the Sale or the assumption and assignment of any Assumed and Assigned Contracts, is being undertaken for the purpose of hindering, delaying, or defrauding any creditors under the Bankruptcy Code, under the laws of the United States, or under the laws of any state, territory, possession, or the District of Columbia.

V. The Sale neither impermissibly restructures the rights of the Debtors’ creditors, nor impermissibly dictates the terms of a plan of reorganization of the Debtors. The Sale does not constitute a sub rosa plan.

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W. The Debtors, acting by and through their agents, representatives, directors, and officers, (i) have full corporate power and authority to execute and deliver the APA and all other documents contemplated thereby, (ii) have full corporate power and authority necessary to consummate the transactions contemplated by the APA, (iii) the Debtors have taken all corporate action necessary to authorize and approve the APA and the consummation of the transactions contemplated thereby, and (iv) the Debtors require no further consents or approvals to consummate the Sale contemplated by the APA, except as otherwise set forth in the APA.

X. The Debtors are the lawful owners of the Acquired Assets. The transfer of each of the Acquired Assets to the Buyer will be as of the Closing Date a legal, valid, and effective transfer of such assets, and vests or will vest the Buyer with all right, title, and interest to the Acquired Assets free and clear of all Encumbrances other than Assumed Liabilities and Permitted Encumbrances.

Y. The Debtors may sell the Acquired Assets free and clear of all Encumbrances other than Assumed Liabilities and Permitted Encumbrances because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Those holders of Encumbrances against the Debtors, their bankruptcy estates, or any of the Acquired Assets who did not object, or who withdrew their objections, to the Sale or the Motion are deemed to have consented thereto pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of such Encumbrances who did object fall within one or more of the other subsections of section 363(f) and are adequately protected by having their Encumbrances, if any, in each instance against the Debtors, their bankruptcy estates, or any of the Acquired Assets, attach to the proceeds of the Sale ultimately attributable to the Acquired Assets in which such creditor alleges an Encumbrance, in the same order of priority, with the same validity, force, and effect that such creditor had prior to the Sale, subject to any claims and defenses that the Debtors and their bankruptcy estates may possess with respect thereto. All other holders of Encumbrances could be compelled in a legal or equitable proceeding to accept money satisfaction of such claim or interest, or otherwise falls within section 363(f) of the Bankruptcy Code.

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Z. If the Sale were not free and clear of all Encumbrances other than Assumed Liabilities and Permitted Encumbrances, or if the Buyer would, or in the future could, be liable for any Encumbrances other than Assumed Liabilities and Permitted Encumbrances, the Buyer would not have entered into the APA and would not consummate the Sale, thus adversely affecting the Debtors, their bankruptcy estates, and their creditors. Except as otherwise provided in the APA, the Buyer shall not be responsible for any Encumbrances, other than Assumed Liabilities and Permitted Encumbrances. A sale of the Acquired Assets other than one free and clear of all Encumbrances other than Assumed Liabilities and Permitted Encumbrances would yield substantially less value for the Debtors’ estates, with less certainty, than the Sale as contemplated. Therefore, the Sale contemplated by the APA is in the best interests of the Debtors, their estates and creditors, and all other parties in interest.

AA. The Debtors have demonstrated that it is an exercise of their sound business judgment for the Debtors to assume and assign the Assumed and Assigned Contracts to the Buyer pursuant to the terms of this Sale Order and the APA, in each case in connection with the consummation of the Sale, and the assumption and assignment of the Assigned Contracts is in the best interests of the Debtors, their bankruptcy estates and creditors and other parties in interest. The Assigned Contracts being assigned to the Buyer under the APA are an integral part of the APA and the Sale, and accordingly such assumptions and assignments are reasonable and enhance the value of the Debtors’ bankruptcy estates. Any non-Debtor counterparty to any Assumed and Assigned Contract that has not actually filed with the Court an objection to such assumption as of the date hereof is deemed to have consented to such assumption and assignment.

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BB. The Debtors and the Buyer have, to the extent necessary, satisfied the requirements of section 365 of the Bankruptcy Code, including sections 365(b)(1)(A), 365(b)(1)(B), and 365(f) of the Bankruptcy Code, in connection with the sale and assumption and assignment of the Assumed and Assigned Contracts to the extent provided under this Sale Order and the APA and have: (i) cured any default existing prior to the date hereof under any of the Assumed and Assigned Contracts, within the meaning of section 365(b)(l)(A) of the Bankruptcy Code; and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof under any of the Assumed and Assigned Contracts, within the meaning of section 365(b)(1)(B) of the Bankruptcy Code, and the Buyer has provided adequate assurance of future performance with respect to the Assigned Contracts, within the meaning of sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code. The Assumed and Assigned Contracts are assignable notwithstanding any provisions contained therein to the contrary.

CC. The APA and Sale must be approved and the Closing must occur promptly to preserve the value of the Acquired Assets and the Debtors’ bankruptcy estates.

DD. Given the adequacy and fair value of the consideration provided by the Buyer under the APA, the Sale constitutes a reasonable and sound exercise of the Debtors’ business judgment, is in the best interests of the Debtors, their bankruptcy estates and their creditors and other parties in interest in these Chapter 11 Cases and should be approved.

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EE. The consummation of the Sale is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(m), 365(b), and 365(f) of the Bankruptcy Code, and all of the applicable requirements of such sections have been complied with in respect of the Sale. Time is of the essence in effectuating the APA and proceeding with the transactions contemplated therein without interruption. Accordingly, cause exists to waive the stay to the extent necessary, as contemplated by Bankruptcy Rules 4001(a), 6004(h), and 6006(d) to permit the immediate effectiveness of this Order.

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1. The relief requested in the Motion is granted as set forth herein.

2. Any and all objections and responses to the Motion that have not been withdrawn, waived, settled, or resolved, and all reservations of rights included therein, are hereby overruled and denied on the merits.

3. Notice of the Motion, the Auction, the Sale Hearing, and the Sale was fair and equitable under the circumstances and complied in all respects with section 102(1) of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, and 6006, and the Local Rules.

Approval of the Sale of the Acquired Assets

4. The APA, including all other ancillary documents, and all of the terms and conditions thereof, and the Sale contemplated thereby, are hereby approved in all respects.

5. Pursuant to section 363(b) of the Bankruptcy Code, the Debtors, acting by and through their agents, representatives, directors and officers, are authorized and empowered to take any and all actions necessary or appropriate to: (a) consummate and close the Sale pursuant to and in accordance with the terms and conditions of this Sale Order and the APA; (b) transfer and assign all right, title, and interest to all property, licenses, and rights to be conveyed in accordance with the terms and conditions of this Sale Order and the APA; and (c) execute and deliver, perform under, consummate, and implement this Sale Order and the APA and all additional instruments and documents that may be reasonably necessary or desirable to implement this Sale Order, the APA and the Sale, including any other ancillary documents, or as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by this Sale Order, the APA and any such other ancillary documents.

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6. This Sale Order shall be binding in all respects upon the Debtors, their bankruptcy estates, all creditors of the Debtors, all holders of equity interests in the Debtors, all holders of any Encumbrances against the Debtors, any holders of Encumbrances against or on all or any portion of the Acquired Assets, all counterparties to any executory contract or unexpired lease of the Debtors, the Buyer and all agents, representatives, affiliates, and permitted successors and assigns of the Buyer, and any trustees, examiners, or other fiduciary under any section of the Bankruptcy Code, if any, subsequently appointed in these Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code of the Debtors’ bankruptcy cases. The terms and provisions of the APA and this Sale Order shall inure to the benefit of the Debtors, their bankruptcy estates, their creditors, the Buyer and all agents, representatives, affiliates, and permitted successors and assigns of the Buyer, and any other affected third parties, including all persons asserting any Encumbrances in the Acquired Assets to be sold to the Buyer pursuant to the APA, notwithstanding any subsequent appointment of any trustee(s), party, entity, or other fiduciary under any section of any chapter of the Bankruptcy Code, as to which trustee(s), party, entity, or other fiduciary such terms and provisions likewise shall be binding.

7. The consideration provided by the Buyer for the Acquired Assets under the APA shall be deemed for all purposes to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and any other applicable law, and the Sale may not be avoided, or costs or damages imposed or awarded under section 363(n) or any other provision of the Bankruptcy Code, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act or any other similar state laws.

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8. The consummation of the Sale does not amount to a consolidation, merger or de facto merger of the Buyer and the Debtors and/or the Debtors’ estates, there is not substantial continuity between the Buyer and the Debtors, there is no continuity of enterprise between the Debtors and the Buyer, the Buyer is not a mere continuation of the Debtors or the Debtors’ estates, and the Buyer does not constitute a successor to the Debtors or the Debtors’ estates. The Buyer’s acquisition of the Acquired Assets shall be free and clear of any “successor liability” claims of any nature whatsoever, whether known or unknown and whether asserted or unasserted as of the time of Closing. The Buyer’s operations shall not be deemed a continuation of the Debtors’ business as a result of the acquisition of the Acquired Assets purchased.

Sale and Transfer of Acquired Assets

9. Pursuant to sections 105(a), 363(b), 363(f), 365(b) and 365(f) of the Bankruptcy Code, upon the Closing Date, the Acquired Assets shall be transferred to the Buyer free and clear of all Encumbrances (other than Assumed Liabilities and Permitted Encumbrances), with all such Encumbrances to attach to the proceeds of the Sale in the order of their priority, with the same validity, force, and effect that they now have as against the Acquired Assets, subject to any claims and defenses the Debtors and their bankruptcy estates may possess with respect thereto. Except as otherwise provided in the APA, the Buyer shall not be responsible for any Encumbrances, other than Assumed Liabilities or Permitted Encumbrances.

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10. On the Closing Date, this Sale Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance, and transfer of all of the Acquired Assets or a bill of sale transferring good and marketable title in such Acquired Assets to the Buyer pursuant to the terms set forth in this Sale Order and the APA. For the avoidance of doubt, the Excluded Assets set forth in the APA are not included in the Acquired Assets, and the Excluded Liabilities set forth in the APA are not Assumed Liabilities.

11. Subject to the terms and conditions of this Sale Order, the transfer of the Acquired Assets to the Buyer pursuant to the APA and the consummation of the Sale and any related actions contemplated thereby do not require any consents other than as specifically provided for in this Sale Order and the APA, constitute a legal, valid, and effective transfer of the Acquired Assets, and shall vest the Buyer with right, title, and interest in and to the Acquired Assets as set forth in this Sale Order and the APA, as applicable, free and clear of all Encumbrances other than Assumed Liabilities and Permitted Encumbrances.

12. All entities that are presently, or on the Closing may be, in possession of some or all of the Acquired Assets to be sold, transferred, or conveyed (wherever located) to the Buyer pursuant to this Sale Order and the APA are hereby directed to surrender possession of the Acquired Assets to the Buyer on the Closing Date.

13. Upon consummation of the Sale, if any person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Encumbrances (other than Assumed Liabilities and Permitted Encumbrances) against or in the Acquired Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfactions, releases of all Encumbrances (other than Assumed Liabilities and Permitted Encumbrances) that the person or entity has with respect to the Acquired Assets, then (a) the Debtors may request that the applicable person or entity execute and file such termination statements, releases, instruments of satisfaction or other documents with respect to the Acquired Assets, and, to the extent such person or entity fails to do so, may execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Acquired Assets, and (b) the Buyer is hereby authorized to file, register, or otherwise record a certified copy of this Sale Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Encumbrances against or in the Acquired Assets of any kind or nature (other than Assumed Liabilities and Permitted Encumbrances). For the avoidance of doubt, upon consummation of the Sale, the Buyer is authorized to file termination statements, lien terminations, or other amendments in any required jurisdiction to remove and record, notice filings or financing statements recorded to attach, perfect, or otherwise notice any Encumbrances that are extinguished or otherwise released pursuant to this Sale Order under section 363 of the Bankruptcy Code and the related provisions of the Bankruptcy Code.

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14. Except to the extent included in Assumed Liabilities or Permitted Encumbrances, or to enforce the APA, all entities, including all lenders, debt security holders, equity security holders, governmental, tax, and regulatory authorities, parties to contracts and leases, customers, employees and former employees, dealers and sale representatives, and trade or other creditors holding Encumbrances against or in the Debtors and their bankruptcy estates or the Acquired Assets arising under or out of, in connection with, or in any way relating to, the transfer of the Acquired Assets to the Buyer, or any entities or individuals asserting any interests in the Acquired Assets, hereby are forever barred, estopped, and permanently enjoined from asserting any Encumbrances against the Buyer, the permitted successors and assigns of the Buyer, the property of the Buyer or its permitted successors and assigns, or the Acquired Assets conveyed in accordance with the APA, including, without limitation, the following actions: (a) commencing or continuing in any manner any action or other proceeding against the Buyer, its successors, assets or properties; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Buyer, its successors, or their assets or properties; (c) creating, perfecting, or enforcing any Lien, claim, Encumbrance or interest against the Buyer, its successors, their assets, or their properties; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Buyer or its successors; (e) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Sale Order or other orders of the Court, or the agreements or actions contemplated or taken in respect thereof; or (f) revoking, terminating or failing or refusing to transfer or renew any license, permit or authorization to operate any of the Acquired Assets or conduct any business operated with the Acquired Assets.

15. As of and after the Closing, each of the Debtors’ creditors is hereby authorized and directed to execute such documents and take all other actions as may be necessary to release its Encumbrances (other than Assumed Liabilities and Permitted Encumbrances) in the Acquired Assets (if any) as such Encumbrances may have been recorded or may otherwise exist. Any and all valid and perfected liens or interests in the Acquired Assets shall attach to any proceeds of the Sale immediately upon receipt of such proceeds by the Debtors in the order of priority, and with the same validity, force and effect which they now have against such Acquired Assets, subject to any rights, claims, and defenses of the Debtors, the Debtors’ estates or any trustee for any Debtor, or the Committee or any party (to the extent any such rights, claims, and defenses exist), including, but not limited to the right to bring a Challenge (as defined in the Final Cash Collateral Order [Docket No. 130]), as applicable, may possess with respect thereto; provided, however, that setoff rights will be extinguished to the extent there is no longer mutuality after the consummation of the Sale in addition to any limitations on the use of such proceeds pursuant to any provision of this Sale.

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16. The Buyer or its affiliates, successors and assigns shall not have or incur any liability to, or be subject to any action by any Debtor or any of its predecessors, successors, or assigns, arising out of the negotiation, investigation, preparation, execution, or delivery of the APA, the Transaction Documents, and the entry into and consummation of the Sale, except as expressly provided in the APA and this Order.

Contracts to be Assumed and Assigned

17. Pursuant to sections 105(a), 363, and 365 of the Bankruptcy Code, and subject to and conditioned upon the occurrence of the Closing Date, the Debtors’ assumption and assignment to the Buyer, and the Buyer’s assumption, on the terms set forth in this Sale Order and the APA, of the Assigned Contracts, is hereby approved in its entirety, and the requirements of section 365 of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

18. Each Assigned Contract is an executory contract or unexpired lease under Bankruptcy Code section 365 and the Debtors are hereby authorized in accordance with sections 105(a), 363, and 365 of the Bankruptcy Code to assume and assign to the Buyer, effective upon the Closing Date, the Assigned Contracts free and clear of all Encumbrances other than Assumed Liabilities and Permitted Encumbrances and execute and deliver to the Buyer such documents or other instruments as may be necessary to assign and transfer the Assigned Contracts to the Buyer.

19. Upon the Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Buyer shall be fully and irrevocably vested in all right, title, and interest in and of each Assigned Contract.

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20. The Assigned Contracts shall be transferred to, and remain in full force and effect for the benefit of, the Buyer in accordance with their respective terms, notwithstanding any provision in any such Assigned Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer.

21. Pursuant to sections 365(b)(1)(A) and (B) of the Bankruptcy Code, at the Closing, the Buyer shall pay to the respective counterparty the Cure Claims relating to any Assumed and Assigned Contract.

22. Except as otherwise agreed in writing between the Debtors and the non-Debtor parties to the Assumed and Assigned Contracts or stated on the record of the Sale Hearing, the Cure Claims to be paid by the Purchaser for the Assumed and Assigned Contracts are hereby fixed at the amounts set forth on Exhibit 2 attached to this Sale Order, and the non-Debtor parties to such Assumed and Assigned Contracts are forever bound by such Cure Claims and, upon payment of such Cure Claims, are hereby enjoined from taking any action against the Debtors and their bankruptcy estates, the Buyer and all agents, representatives, affiliates, and permitted successors and assigns of the Buyer, or the Acquired Assets with respect to any claim for cure under any Assumed and Assigned Contract.

23. The payment of the applicable Cure Claims (if any) shall effect a cure of all defaults existing as of the date that such executory contracts or unexpired leases are assumed and compensate for any actual pecuniary loss to such non-Debtor party resulting from such default.

24. The Buyer shall have assumed the Assumed and Assigned Contracts, and pursuant to section 365(f) of the Bankruptcy Code, the assignment by the Debtors of such Assumed and Assigned Contracts shall not be a default thereunder. After the payment of the relevant Cure Claims, neither the Debtors and their bankruptcy estates nor the Buyer shall have any further liabilities to the non-Debtor counterparties to the Assumed and Assigned Contracts, other than the Buyer’s obligations under the Assumed and Assigned Contracts that accrue after the date that such Assumed and Assigned Contracts are assumed and/or assigned, as the case may be.

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25. Any provisions in any Assumed and Assigned Contracts that prohibit or condition the assignment of such Assigned Contract or allow the party to such Assigned Contract to terminate, recapture, impose any penalty, condition on renewal or extension or modify any term or condition upon the assignment of such Assumed and Assigned Contract constitute unenforceable anti-assignment provisions that are void and of no force and effect. All other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to the Buyer of the Assumed and Assigned Contracts have been satisfied.

26. Any party having the right to consent to the assumption or assignment of any Assumed and Assigned Contract that failed to object to such assumption or assignment is deemed to have consented to such assumption and assignment as required by section 365(c) of the Bankruptcy Code.

27. The Buyer shall be deemed to be substituted for the Debtors as a party to the applicable Assumed and Assigned Contracts, and the Debtors and their bankruptcy estates shall be relieved, pursuant to section 365(k) of the Bankruptcy Code, from any further liability under the Assumed and Assigned Contracts.

28. The Buyer has provided adequate assurance of future performance under the Assumed and Assigned Contracts within the meaning of sections 365(b)(1)(C), 365(b)(3) (to the extent applicable) and 365(f)(2)(B) of the Bankruptcy Code.

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29. There shall be no assignment fees, increases, rent-acceleration, or any other fees charged to the Buyer or the Debtors and their bankruptcy estates as a result of the assumption and assignment of the Assumed and Assigned Contracts.

30. Pursuant to sections 105(a), 363, and 365 of the Bankruptcy Code, all counterparties to the Assumed and Assigned Contracts are forever barred and permanently enjoined from raising or asserting against the Debtors and their bankruptcy estates or the Buyer any assignment fee, default, breach, claim, pecuniary loss, or condition to assignment, arising under or related to the Assumed and Assigned Contracts, existing as of the date that such Assumed and Assigned Contracts are assumed or arising by reason of the Closing.

31. The failure of the Debtors or the Buyer to enforce at any time one or more terms or conditions of any Assigned Contract shall not be a waiver of such terms or conditions, or of the Debtors’ and the Buyer’s rights to enforce every term and condition of the Assigned Contracts.

32. Neither the Buyer nor any permitted successor or assign of the Buyer shall be responsible for or have any Encumbrances or obligations arising out of any executory contracts or unexpired leases that are not Assumed or Assigned Contracts in accordance with the APA.

Additional Provisions

33. The Debtors and the Buyer hereby waive, and shall be deemed to waive, any requirement of compliance with, and any claims related to non-compliance with, the provisions of any bulk sales, bulk transfer, or similar law of any jurisdiction that may be applicable.

34. Following the Closing, no holder of an Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) in or against the Debtors and their bankruptcy estates or the Acquired Assets shall interfere with the Buyer’s title to or use and enjoyment of the Acquired Assets based on or related to such Encumbrance or any actions that the Debtors and their bankruptcy estates may take in these Chapter 11 Cases or any successor bankruptcy cases.

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35. The Debtors, including their respective directors, managers, officers, employees and agents, are hereby authorized to execute such documents and do such acts as are necessary or desirable to carry out the transactions contemplated by the terms and conditions of the APA and this Sale Order. The Debtors shall be, and they hereby are, authorized to take all such actions as may be necessary to effectuate the terms of this Sale Order and the relief granted pursuant to this Sale Order.

36. The Sale is undertaken by the Buyer without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale (including the assumption and assignment of the Assigned Contracts by the Buyer and the sale free and clear of all Encumbrances other than Assumed Liabilities and Permitted Encumbrances) unless such authorization and consummation of such Sale are duly stayed pending such appeal. The Buyer is a good-faith buyer within the meaning of section 363(m) of the Bankruptcy Code, and as such is entitled to the full benefits and protections of such section.

37. As a good-faith purchaser of the Acquired Assets, the Buyer has not colluded with any of the other bidders, potential bidders, or any other parties interested in the Acquired Assets, and therefore the sale of the Acquired Assets may not be avoided pursuant to section 363(n) of the Bankruptcy Code.

38. The failure specifically to include any particular provisions of the APA including any of the documents, agreements, or instruments executed in connection therewith in this Sale Order shall not diminish or impair the efficacy of such provision, document, agreement, or instrument, it being the intent of this Court that the APA and each document, agreement or instrument be authorized and approved in its entirety.

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39. All time periods set forth in this Sale Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

40. To the extent there are any inconsistencies between the terms of this Sale Order and the APA (including all ancillary documents executed in connection therewith), the terms of this Sale Order shall govern.

41. ORDERED, that (a) the contractor agreement (including, but not limited to, any Statements of Work or other agreements entered into in connection with such contractor agreement, collectively, the “Futureman Agreement”) between Debtor Big Village Group, Inc. (f/k/a Engine Group, Inc.) and Futureman LLC (together with its affiliates and subsidiaries, “Futureman”), shall be, and hereby is, deemed assumed by Debtor Big Village Group, Inc., (b) within thirty (30) days of entry of this Sale Order, Debtor Big Village Group, Inc. shall pay to Futureman the total sum of forty thousand dollars ($40,000.00) (the “Futureman Cure Payment”) in full and complete satisfaction of any and all amounts payable to Futureman under the Futureman Agreement, (c) notwithstanding anything to the contrary in the Futureman Agreement (or any of the separate agreements comprising the Futureman Agreement), the Futureman Agreement shall be terminable without cause by the Debtors upon two (2) business days’ notice to Futureman via e-mail to jamey@futuremandigital.com without any further liability to Futureman, and (d) upon the payment of the Futureman Cure Payment, any and all claims by Futureman against the Debtors shall be deemed satisfied in full and any claim filed by Futureman shall be marked “satisfied in full” on the Debtors’ claims register by the court-appointed claims agent.

20

42. Notwithstanding anything set forth in the Supplemental Assumption Notice or otherwise, the all agreements existing between Mast-Jägermeister US, Inc. (“Jägermeister”) and Debtor Big Village Agency LLC (collectively, the “Jägermeister Contracts”) terminated in accordance with the terms thereof and therefore, are incapable of assumption and/or assumption and assignment pursuant to section 365 of the Bankruptcy Code. To the extent that Debtor Big Village Agency LLC failed to remit amounts due to third parties with which Big Village Agency LLC contracted for media placements for designated media companies for which Jägermeister remitted payment, such designated media companies’ sole recourse with respect to such non-payments shall be to assert a claim against the estate of Debtor Big Village Agency LLC.

43. The Bid Protections shall be paid by the Sellers pursuant to the terms of the A&I Stalking Horse APA (as defined in the Bidding Procedures Order).

44. The APA and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto in accordance with the terms thereof without further order of this Court. Buyer shall use commercially reasonable efforts to negotiate and document the terms of a transition services agreement (“TSA”) with the Winning Bidder or Back-up Bidder (as applicable) for those certain assets being sold by Balihoo, Inc. (such party, the “Balihoo Purchaser”) to be effective as of the Closing Date. Debtors shall reasonably cooperate with Buyer to facilitate the execution of the TSA by the Balihoo Purchaser. Likewise, the Balihoo Purchaser, in accordance with the record established at the Auction, shall reasonably cooperate with Buyer and Debtors to facilitate the execution of the TSA. Notwithstanding anything to the contrary herein or in the APA, entry into a TSA shall not be a representation, warranty, condition to close or otherwise be a requirement of the Buyer’s obligations under the APA or this Sale Order, including to close.

45. Nothing contained in any chapter 11 plan confirmed in the Debtors’ cases or any order confirming any such plan or in any other order in these Chapter 11 Cases (including any order dismissing these Chapter 11 Cases or any order entered after any conversion of any of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code) or any related proceeding subsequent to entry of this Sale Order shall alter, conflict with, or derogate from, the provisions of the APA or this Sale Order unless otherwise agreed to by the Debtors and the Buyer.

46. Notwithstanding the provisions of Bankruptcy Rules 6004(h), 6006(d) or 7062 or any applicable provisions of the Local Rules, this Sale Order shall not be stayed after the entry hereof, but shall be effective and enforceable immediately upon entry, and the fourteen (14) day stay provided in Bankruptcy Rules 6004(h) and 6006(d) is hereby expressly waived and shall not apply.

47. This Court shall retain jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Sale Order and the APA, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith to which the Debtors are a party or which has been assigned by the Debtors to the Buyer, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale.

/s/ Craig Goldblatt
Dated: April 10th, 2023	CRAIG T. GOLDBLATT
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

21

Exhibit 1

Asset Purchase Agreement

(Intentionally Omitted; See Record of
Bankruptcy Case for Official Copy of Order)

EXHIBIT C

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENTS

EXHIBIT C-1

TRADEMARK ASSIGNMENT AGREEMENT

TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT AGREEMENT (“Assignment”), dated as of ________ , 2023, is made by and between:

Big Village Insights, Inc., a Delaware corporation f/k/a Engine International, Inc. (“Insights”), Big Village Agency LLC, a Delaware limited liability company f/k/a Engine USA LLC (“Agency”), Big Village Group Inc., a Delaware corporation f/k/a Engine Group Inc. (“Group”), Deep Focus, Inc., a New York corporation (“Focus”), EMX Digital Inc., a Delaware corporation (“EMX Digital”), Balihoo, Inc., a Delaware corporation (“Balihoo”), and Big Village Media LLC, a Delaware limited liability company f/k/a Engine Media LLC (“Media” and collectively with Insights, Agency, Focus, EMX Digital, Balihoo, and Group, “Assignor”), and

Bright Mountain Media, Inc., a Florida corporation] or its designee (“Assignee”).

WHEREAS, Assignor owns the entire right, title and interest in and to certain trademarks;

WHEREAS, Assignor desires to assign and transfer to Assignee its entire right, title and interest in and to such trademarks; and

WHEREAS, Assignee desires to acquire the entire right, title and interest in and to such trademarks.

NOW, THEREFORE, Assignor and Assignee hereby agree as follows:

1. Assignment. In consideration of the sum of U.S. One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, conveys, transfers, and assigns to Assignee, and Assignee hereby accepts, all of Assignor’s right, title and interest in and to the following:

(a) the trademarks and registrations and applications therefor listed in Exhibit A hereto and all issuances, extensions, and renewals thereof (the “Trademarks”), together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks together with the entire business to which the marks pertain;

(b) all rights of any kind whatsoever of Assignor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c) any and all royalties, fees, income, payment, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation and Further Actions. Assignor hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this Assignment upon request by Assignee. Following the date hereof, and for the above consideration, Assignor agrees promptly upon request of Assignee, or its successors or assigns, to take such steps and actions, and provide cooperation and assistance to Assignee or its successors or assigns, including the execution and delivery without further compensation of any additional papers as may be reasonably necessary to record and fully effect, evidence, or perfect the assignment and transfer of the Trademarks to Assignee or its successors or assigns, in the United States or any foreign country.

3. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

4. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. Governing Law. This Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year first written above.

ASSIGNOR:

BIG VILLAGE INSIGHTS, INC., f/k/a Engine International, Inc.

By:
Name:
Title:

BIG VILLAGE AGENCY LLC, f/k/a Engine USA LLC

By:
Name:
Title:

BIG VILLAGE GROUP INC., f/k/a Engine Group Inc.

By:
Name:
Title:

DEEP FOCUS, INC.

By:
Name:
Title:

BALIHOO, INC.

By:
Name:
Title:

BIG VILLAGE MEDIA LLC, f/k/a Engine Media LLC

By:
Name:
Title:

ASSIGNEE:

BRIGHT MOUNTAIN MEDIA, INC.

By:
Name:
Title:

EXHIBIT C-2

COPYRIGHT ASSIGNMENT AGREEMENT

COPYRIGHT ASSIGNMENT

This COPYRIGHT ASSIGNMENT (“Assignment”), dated as of , 2023, is made by and between:

Big Village Insights, Inc., a Delaware corporation f/k/a Engine International, Inc. (“Insights”), Big Village Agency LLC, a Delaware limited liability company f/k/a Engine USA LLC (“Agency”), Big Village Group Inc., a Delaware corporation f/k/a Engine Group Inc. (“Group”), Deep Focus, Inc., a New York corporation (“Focus”), EMX Digital Inc., a Delaware corporation (“EMX Digital”), Balihoo, Inc., a Delaware corporation (“Balihoo”), and Big Village Media LLC, a Delaware limited liability company f/k/a Engine Media LLC (“Media” and collectively with Insights, Agency, Focus, EMX Digital, Balihoo, and Group, “Assignor”), and

Bright Mountain Media, Inc., a Florida corporation or its designee (“Assignee”).

WHEREAS, Assignor owns the entire right, title and interest in and to certain copyrights;

WHEREAS, Assignor desires to assign and transfer to Assignee its entire right, title and interest in and to such copyrights; and WHEREAS, Assignee desires to acquire the entire right, title and interest in and to such copyrights.

NOW THEREFORE, Assignor and Assignee hereby agree as follows:

1. Assignment. In consideration of the sum of U.S. One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby sells, conveys, transfers, and assigns to Assignee, and Assignee hereby accepts, all of Assignor’s right, title, and interest in and to the following:

(a) the copyright registrations and applications for registration set forth in Exhibit A hereto and all issuances, extensions, and renewals thereof (the “Copyrights”);

(b) all rights of any kind whatsoever of Assignor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c) any and all royalties, fees, income, payment, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation and Further Actions. Assignor hereby authorizes the Register of Copyrights in the United States Copyright Office and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this Assignment upon request by Assignee. Following the date hereof, and for the above consideration, Assignor agrees promptly upon request of Assignee, or its successors or assigns, to take such steps and actions, and provide cooperation and assistance to Assignee or its successors or assigns, including the execution and delivery without further compensation of any additional papers as may be reasonably necessary to record and fully effect, evidence, or perfect the assignment and transfer of the Copyrights to Assignee or its successors or assigns, in the United States or any foreign country.

3. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

4. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. Governing Law. This Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year first written above.

ASSIGNOR:

BIG VILLAGE INSIGHTS, INC., f/k/a Engine International, Inc.

By:
Name:
Title:

BIG VILLAGE AGENCY LLC, f/k/a Engine USA LLC

By:
Name:
Title:

BIG VILLAGE GROUP INC., f/k/a Engine Group Inc.

By:
Name:
Title:

DEEP FOCUS, INC.

By:
Name:
Title:

BALIHOO, INC.

By:
Name:
Title:

3

BIG VILLAGE MEDIA LLC, f/k/a Engine Media LLC

By:
Name:
Title:

ASSIGNEE:

BRIGHT MOUNTAIN MEDIA, INC.

By:
Name:
Title:

4

EXHIBIT C-3

DOMAIN NAME ASSIGNMENT AGREEMENT

ASSIGNMENT OF DOMAIN NAMES

This DOMAIN NAME ASSIGNMENT AGREEMENT (“Assignment”), dated as of ________, 2023, is made by and between:

Big Village Insights, Inc., a Delaware corporation f/k/a Engine International, Inc. (“Insights”), Big Village Agency LLC, a Delaware limited liability company f/k/a Engine USA LLC (“Agency”), Big Village Group Inc., a Delaware corporation f/k/a Engine Group Inc. (“Group”), Deep Focus, Inc., a New York corporation (“Focus”), EMX Digital Inc., a Delaware corporation (“EMX Digital”), Balihoo, Inc., a Delaware corporation (“Balihoo”), and Big Village Media LLC, a Delaware limited liability company f/k/a Engine Media LLC (“Media” and collectively with Insights, Agency, Focus, EMX Digital, Balihoo, and Group, “Assignor”), and

Bright Mountain Media, Inc., a Florida corporation or its designee (“Assignee”).

WHEREAS, Assignor has registered with a domain name registrar the Internet domains set forth on Exhibit A (the “Domain Names”);

WHEREAS, Assignor desires to assign and transfer to Assignee its entire right, title and interest in and to the Domain Names; and WHEREAS, Assignee desires to acquire the entire right, title and interest in and to such Domain Names.

NOW, THEREFORE, in consideration of the sum of U.S. One Dollar ($1.00), the mutual promises and covenants recited hereafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignor represents and warrants that it is the sole and exclusive owner of the Domain Names, and that it has not executed any assignment, transfer, or purported assignment or transfer, of the Domain Names to any person or entity.

2. Assignor does hereby sell, convey, transfer and assign unto Assignee, and Assignee hereby accepts, all right, title and interest in and to the Domain Names.

3. To facilitate such transfer, at the expense of Assignor, at Assignee’s request, Assignor shall provide to Assignee a transfer authorization code for and accept Assignee’s transfer request for each Domain Name. Additionally, Assignor shall promptly do all such other acts, provide all such information and execute and deliver such documents as Assignee shall reasonably request to effect the transfer of the Domain Names on the record of the domain name registrar.

4. Other than the expense referenced in Section 3 above, Assignee agrees to pay all costs associated with effecting the transfer of the Domain Names to Assignee on the record of the domain name registrar, including, but not limited to any registrar transfer fees.

5. Assignor agrees and covenants to take all such further action and execute all such further documents as may be necessary or appropriate in order to carry out the intent of this Assignment.

6. Subject to the terms and conditions of this Assignment, Assignor further agrees not to (i) use, register or attempt to register any domain names that are substantially similar to the Domain Names either under Assignor’s name or through a company or other entity controlled by Assignor or with which the Assignor is associated in any manner; or (ii) register or attempt to register or to use any trademarks or service marks that are substantially similar to the domain names listed on Exhibit A.

7. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

8. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9. This Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year first written above.

ASSIGNOR:

BIG VILLAGE INSIGHTS, INC., f/k/a Engine International, Inc.

By:
Name:
Title:

BIG VILLAGE AGENCY LLC, f/k/a Engine USA LLC

By:
Name:
Title:

BIG VILLAGE GROUP INC., f/k/a Engine Group Inc.

By:
Name:
Title:

DEEP FOCUS, INC.

By:
Name:
Title:

BALIHOO, INC.

By:
Name:
Title:

3

BIG VILLAGE MEDIA LLC, f/k/a Engine Media LLC

By:
Name:
Title:

ASSIGNEE:

BRIGHT MOUNTAIN MEDIA, INC.

By:
Name:
Title:

4